As filed with the Securities and Exchange Commission on May 24, 1996

                                          Registration Nos. 333-3526/333-3526-01

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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                 Amendment No. 1
                                       to
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                           -------------------------

                       TANGER FACTORY OUTLET CENTERS, INC.
                      TANGER PROPERTIES LIMITED PARTNERSHIP
             (Exact name of registrant as specified in its charter)

                           -------------------------

     Tanger Factory Outlet                              Tanger Factory Outlet
Centers, Inc. -- North Carolina                      Centers, Inc. -- 56-1815473
   Tanger Properties Limited                          Tanger Properties Limited
 Partnership -- North Carolina                        Partnership -- 56-1822494
(State or other jurisdiction of                           (I.R.S. Employer
 incorporation or organization)                          Identification No.)

                           -------------------------

                           1400 West Northwood Street
                        Greensboro, North Carolina 27408
                                 (910) 274-1666
                   (Address, including zip code, and telephone
                         number, including area code, of
                    registrant's principal executive offices)

                           -------------------------

                                Stanley K. Tanger
                       Chairman of the Board of Directors
                       Tanger Factory Outlet Centers, Inc.
                           1400 West Northwood Street
                        Greensboro, North Carolina 27408
                                 (910) 274-1666
           (Name, address, including zip code, and telephone number of agent for service of process)

                           -------------------------

                                   Copies to:

  Raymond Y. Lin, Esq.                             Thomas R. Smith Jr., Esq.
    Latham & Watkins                                     Brown & Wood
    885 Third Avenue                                One World Trade Center
       Suite 1000                                         58th Floor
New York, New York 10022                           New York, New York  10048


                           -------------------------

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement as determined by market conditions.

                           -------------------------

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ___________

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ___________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [X]

                           -------------------------

                         CALCULATION OF REGISTRATION FEE

====================================================================================================================================
                                                                           Proposed Maximum                        Amount of
                     Title of Each Class of                                   Aggregate                          Registration
                Securities to be Registered(1)(2)                          Offering Price(3)                          Fee
- ------------------------------------------------------------------------------------------------------------------------------------
Guarantees of Debt Securities (4)................................            $75,000,000
Debt Securities (5)..............................................            $75,000,000                       $25,862.07 (6)(7)
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                                                                                                            (Footnotes on next page)

                             ----------------------

     Pursuant to Rule 429 under the Securities Act of 1933, the Prospectus included in this Registration Statement is a combined prospectus and relates to registration statement no. 33-99736/33-99736-01 previously filed by the Registrant on Form S-3 and declared effective on January 31, 1996. This Registration Statement, which is a new registration statement, also constitutes Post-effective Amendment No. 1 to registration statement no. 33-99736/33-99736-01, and such Post-effective Amendment No.1 shall hereafter become effective concurrently with the effectiveness of this Registration Statement in accordance with Section 8(c) of the Securities Act of 1933.

     The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

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(Footnotes continued from previous page)

(1) This Registration Statement also covers contracts which may be issued by the Registrants under which the counterparty may be required to purchase Debt Securities. Such contracts would be issued with the Debt Securities covered hereby. In addition, Debt Securities registered hereunder may be sold separately, together or as units with other Offered Securities registered under Registration No. 33-99736/33-99736-01.

(2) The Guarantees of the Debt Securities will be issued by Tanger Factory Outlet Centers, Inc., and the Debt Securities will be issued by Tanger Properties Limited Partnership.

(3) In U.S. Dollars or the equivalent thereof denominated in one or more foreign currencies or units of two or more foreign currencies or composite currencies (such as European Currency Units).

(4) Debt Securities issued by Tanger Properties Limited Partnership may be accompanied by Guarantees to be issued by Tanger Factory Outlet Centers, Inc.

(5) The Debt Securities are issuable in series as Senior Debt Securities or Subordinated Debt Securities. In the event that the Debt Securities are other than non-convertible investment grade securities, Tanger Factory Outlet Centers will issue Guarantees covering such Debt Securities. Debt Securities of Tanger Properties Limited Partnership will be non-convertible investment grade securities meeting the transaction requirements of I.B.2 of the General Instructions to Form S-3 unless such Debt Securities are fully and unconditionally guaranteed by Tanger Factory Outlet Centers, Inc. and such offering meets the requirements of I.C. of the General Instructions to Form S-3.


(6) Calculated pursuant to Rule 457(o) of the rules and regulations under the Securities Act of 1933, as amended. Previously paid on April 12, 1996.

(7) The amount of the registration fee does not include $43,103.44 which has previously been paid to the Commission for registration fees relating to $125,000,000 aggregate principal amount of securities registered pursuant to Registration Statement 33-99736/33-99736-01 and unissued on the date hereof.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any state of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.


                              SUBJECT TO COMPLETION
                    PRELIMINARY PROSPECTUS DATED MAY 24, 1996


                                  $200,000,000

                       TANGER FACTORY OUTLET CENTERS, INC.
  Preferred Shares, Depositary Shares, Common Shares and Common Share Warrants

                      TANGER PROPERTIES LIMITED PARTNERSHIP
                                 Debt Securities

     Tanger Factory Outlet Centers, Inc. ("Tanger" or the "Company") may from time to time offer in one or more series and/or classes (i) its preferred shares, par value $.01 per share (the "Preferred Shares"), (ii) Preferred Shares represented by depositary shares (the "Depositary Shares"), (iii) its common shares, par value $.01 per share (the "Common Shares"), or (iv) warrants to purchase Common Shares (the "Common Share Warrants"), with an aggregate public offering price of up to $100,000,000 on terms determined at the time of offering. Tanger Properties Limited Partnership (the "Operating Partnership") may from time to time offer in one or more series its unsecured debt securities, which may either be senior (the "Senior Debt Securities") or subordinated (the "Subordinated Debt Securities", and the Senior Debt Securities and the Subordinated Debt Securities are herein referred to collectively as the "Debt Securities"), with an aggregate public offering price of up to $100,000,000 on terms to be determined at the time of offering. The Debt Securities, Preferred Shares, Depositary Shares, Common Shares and Common Shares Warrants (collectively, the "Offered Securities") may be offered, separately or together, in separate series, in amounts, at prices and on terms to be set forth in a supplement to this Prospectus (a "Prospectus Supplement"). If any Debt Securities issued by the Operating Partnership are rated below investment grade at the time of issuance, then the payment of principal thereof and premium, if any, and interest thereon will be unconditionally guaranteed (each, a "Guarantee") by the Company (in such capacity as guarantor of the Debt Securities, the "Guarantor") to the extent and on the terms described herein and in the accompanying Prospectus Supplement. Debt securities rated investment grade may also be accompanied by a Guarantee to the extent and on the terms described herein and in the accompanying Prospectus Supplement.

     The specific terms of the Offered Securities in respect of which this Prospectus is being delivered will be set forth in the applicable Prospectus Supplement and will include, where applicable: (i) in the case of Debt Securities, the specific title, rank, aggregate principal amount, currency, form (which may be registered or bearer, or certificated or book-entry), authorized denominations, maturity, rate (or manner of calculation thereof) and time of payment of interest, terms for redemption at the option of the Operating Partnership or repayment at the option of the holder, terms for sinking fund payments, applicability and terms of any Guarantee, and any initial public offering price; (ii) in the case of Preferred Shares, the specific title and stated value, any dividend, liquidation, redemption, conversion, exchange, voting and other rights, and any initial public offering price; (iii) in the case of Depositary Shares, the fractional share of Preferred Shares represented by each such Depositary Share; (iv) in the case of Common Shares, any initial public offering price; and (v) in the case of Common Share Warrants, the duration, offering price, exercise price and detachability. In addition, such specific terms may include limitations on direct or beneficial ownership and restrictions on transfer, in each case as may be appropriate to preserve the status of the Company as a real estate investment trust ("REIT") for federal income tax purposes.

     The applicable Prospectus Supplement will also contain information, where applicable, about certain United States federal income tax considerations relating to, and any listing on a securities exchange of, the Offered Securities covered by such Prospectus Supplement.

     See "Risk Factors" at page 4 of this Prospectus for a description of certain factors that should be considered by purchasers of the Offered Securities.

     The Offered Securities may be offered directly, through agents or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of the Offered Securities, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth, or will be calculable from the information set forth, in the applicable Prospectus Supplement. See "Plan of Distribution." No Offered Securities may be sold without delivery of the applicable Prospectus Supplement describing the method and terms of the offering of such Offered Securities.

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
      SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
          PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

          THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED
                 ON OR ENDORSED THE MERITS OF THIS OFFERING. ANY
                   REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                The date of this Prospectus is ________ __, 1996

                              AVAILABLE INFORMATION

     The Company and the Operating Partnership are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files, or will file, as the case may be, reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The Registration Statement, the exhibits and schedules forming a part thereof and the reports, proxy statements and other information filed by the Company and the Operating Partnership with the Commission in accordance with the Exchange Act can be inspected and copied at the Commission's Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the Commission: Seven World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, the Common Shares and Depositary Shares representing the Company's Series A Cumulative Convertible Redeemable Preferred Shares are listed on the New York Stock Exchange and similar information concerning the Company can be inspected and copied at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

     The Company and the Operating Partnership have filed with the Commission a registration statement (the "Registration Statement") (of which this Prospectus is a part) under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Offered Securities and the Guarantees. This Prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto. For further information regarding the Company, the Operating Partnership, the Offered Securities and the Guarantees, reference is hereby made to the Registration Statement and such exhibits and schedules which may be obtained from the Commission at its principal office in Washington, D.C. upon payment of the fees prescribed by the Commission.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The documents listed below have been filed by the Company or the Operating Partnership, as applicable, under the Exchange Act with the Commission and are incorporated herein by reference:

     a. Annual Report of the Company on Form 10-K for the fiscal year ended December 31, 1995;

     b. Annual Report of the Operating Partnership on Form 10-K for the fiscal year ended December 31, 1995;

     c. Current Report of the Company on Form 8-K filed with the Commission on March 11, 1996;

     d. Current Report of the Operating Partnership on Form 8-K filed with the Commission on March 11, 1996;

     e. Quarterly Report of the Company on Form 10-Q for the quarter ended March 31, 1996; and

     f. Quarterly Report of the Operating Partnership on Form 10-Q for the quarter ended March 31, 1996.

      All documents filed by the Company or the Operating Partnership pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Offered Securities shall be deemed to be incorporated by reference in this Prospectus and any applicable Prospectus Supplement and to be a part hereof and thereof from the date of filing of such documents.

     Any statement contained herein, in any applicable Prospectus Supplement or in a document incorporated or deemed to be incorporated by reference herein and therein shall be deemed to be modified or superseded for purposes of this Prospectus and such Prospectus Supplement to the extent that a statement contained in such Prospectus Supplement or any other subsequently filed document which also is or is deemed to be incorporated by reference herein and therein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus or such Prospectus Supplement.

     Copies of all documents which are incorporated by reference herein and in any applicable Prospectus Supplement (not including the exhibits to such information, unless such exhibits are specifically incorporated by reference in such information) will be provided without charge to each person, including any beneficial owner, to whom this Prospectus and such Prospectus Supplement are delivered, upon written or oral request. Requests should be directed to the Secretary of the Company, 1400 West Northwood Street, Greensboro, North Carolina 27408 (telephone number: (910) 274-1666).

                    THE COMPANY AND THE OPERATING PARTNERSHIP

     The Company is a self-administered and self-managed real estate investment trust ("REIT") that develops, owns and operates factory outlet centers. According to Value Retail News, an industry publication, the Company is one of the largest owners and operators of factory outlet centers in the United States in terms of total rental square footage. As of March 31, 1996, the Company owned and operated 27 factory outlet centers (the "Properties") with a total gross leasable area ("GLA") of approximately 3.6 million square feet. These Properties were 98% leased and contained approximately 880 stores representing over 200 brand name companies as of such date. The Company is a fully-integrated real estate company, focusing exclusively on factory outlet centers, and provides all development, leasing and management services for its centers.

     The Properties and other assets of the Company's business are held by, and all of the Company's operations are conducted by, the Company's majority owned partnership, Tanger Properties Limited Partnership, a limited partnership (the "Operating Partnership"). Accordingly, the description of the business and properties of the Company are also a description of the business and properties of the Operating Partnership. As a result, the Company is dependent upon the receipt of distributions or other payments from the Operating Partnership in order to meet its financial obligations, including its obligations under any Guarantees. Any Guarantees will be effectively subordinated to existing and future liabilities of the Operating Partnership. The Company is the sole managing general partner of the Operating Partnership and The Tanger Family Limited Partnership is the sole limited partner. As of April 1, 1996, the ownership interest in the Operating Partnership consisted of 6,316,085 general partnership Units held by the Company, 138,209 preferred partnership Units (which are convertible into approximately 1,245,263 general partnership Units) held by the Company and 3,033,305 limited partnership Units held by the Tanger Family Limited Partnership. The limited partnership Units are exchangeable, subject to certain limitations to preserve the Company's status as a REIT, into common shares. The Company and the Operating Partnership are organized under the laws of the state of North Carolina and maintain their principal executive offices at 1400 West Northwood Street, Greensboro, North Carolina 27408.

     In order to maintain its qualification as a REIT for federal income tax purposes, the Company is required to distribute at least 95% of its taxable income each year. Dividends on preferred shares are included as distributions for this purpose. Historically, the Company's distributions have exceeded, and the Company expects that its distributions will continue to exceed, taxable income in each year. As a result, and because a portion of the distributions may constitute a return of capital, the consolidated net worth of the Company may decline. However, the Company does not believe that consolidated net worth is a meaningful reflection of net real estate values.

                                  RISK FACTORS

     Prospective investors should carefully consider, among other factors, the matters referred to below before purchasing Offered Securities:

Risks Related to the Manufacturers' Outlet Center Industry

     Competition from Other Manufacturers' Outlet Centers. Numerous developers and real estate companies are engaged in the development or ownership of manufacturers' outlet centers and other commercial properties and compete with the Company in seeking tenants for outlet centers. This results in competition for the acquisition of prime properties and for tenants who will lease space in the Company's existing and subsequently acquired outlet centers.

     The Relatively Short History of Manufacturers' Outlet Centers May Not Be Indicative of Future Periods. Although the manufacturers' outlet center industry has grown over the last several years, the industry represents a relatively new segment of the retailing industry and, therefore, the long-term performance of these centers may not be comparable to, and cash flows may not be as predictable as, traditional retail malls.

General Real Estate Investment Risks

     Economic Performance and Value of Centers Dependent on Many Factors. Real property investments are subject to varying degrees of risk. The economic performance and values of real estate may be affected by many factors, including changes in the national, regional and local economic climate, local conditions such as an oversupply of space or a reduction in demand for real estate in the area, the attractiveness of the properties to tenants, competition from other available space, the ability of the owner to provide adequate maintenance and insurance and increased operating costs.

     Risks of Development Activities. The Company intends to actively pursue manufacturers' outlet center development projects, including the expansion of existing centers. Such projects generally require expenditure of capital on projects that may not be completed as well as various forms of government and other approvals, the receipt of which cannot be assured.

     Dependence on Rental Income from Real Property. Since substantially all of the Company's income is derived from rental income from real property, the Company's income and funds for distribution would be adversely affected if a significant number of the Company's tenants were unable to meet their obligations to the Company or if the Company was unable to lease a significant amount of space in its Properties on economically favorable lease terms. In addition, the terms of manufacturers' outlet store tenant leases traditionally have been significantly shorter than in traditional segments of retailing. There can be no assurance that any tenant whose lease expires in the future will renew such lease or that the Company will be able to re-lease space on economically favorable terms.


     Environmental Risks. Under various federal, state and local laws, ordinances and regulations, each of the Company and the Operating Partnership may be considered an owner or operator of real property or may have arranged for the disposal or treatment of hazardous or toxic substances and, therefore, may become liable for the costs of removal or remediation of certain hazardous substances released on or in its property or disposed of by it, as well as certain other potential costs which could relate to hazardous or toxic substances (including governmental fines and injuries to persons and property). Such liability may be imposed whether or not the Company or the Operating Partnership knew of, or was responsible for, the presence of such hazardous or toxic substances.


Distributions to Shareholders

     To obtain the favorable tax treatment associated with REITs, the Company generally will be required each year to distribute to its shareholders at least 95% of its net taxable income. The ability of the Company to make such distributions is dependent upon the receipt of distributions or other payments from the Operating Partnership.

Failure to Qualify as a REIT


     The Company and the Operating Partnership believe that they have operated and intend to operate in a manner so as to permit the Company to qualify as a REIT under the Internal Revenue Code of 1986, as amended (the "Code"). However, no assurance can be given that the Company has qualified or will remain qualified as a REIT. If in any taxable year the Company were to fail to qualify as a REIT, the Company would not be allowed a deduction for distributions to shareholders in computing taxable income and would be subject to Federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Such a failure to qualify for taxation as a REIT could have an adverse effect on the market value and marketability of the Offered Securities. See "Certain Federal Income Tax Considerations-Failure to Qualify."

Ability of the Company to Pay on Guarantee

     All operations of the Company are conducted by the Operating Partnership, and the only asset of the Company is its 67.5% interest in the Operating Partnership. As a result, the Company is dependent upon the receipt of distributions or other payments from the Operating Partnership in order to meet its financial obligations, including its obligations under any Guarantees. Any Guarantee will be effectively subordinated to existing and future liabilities of the Operating Partnership. At March 31, 1996, the Operating Partnership had $160,003,000 of indebtedness outstanding, of which $85,003 was secured debt. The Operating Partnership is a party to a loan agreement with various bank lenders which requires the Operating Partnership to comply with various financial and other covenants before it may make distributions to the Company. Although the Operating Partnership presently is in compliance with such covenants, there is no assurance that it will continue to be in compliance and that it will be able to continue to make distributions to the Company.


                                 USE OF PROCEEDS

     Unless otherwise described in the applicable Prospectus Supplement, the Operating Partnership intends to use the net proceeds from the sale of the Debt Securities for general purposes, which may include the development or the acquisition of additional portfolio properties as suitable opportunities arise, the expansion and improvement of certain Properties in the Operating Partnership's portfolio, and the repayment of certain secured indebtedness outstanding at such time. Any proceeds from the sale of Common Shares, Common Share Warrants, Preferred Shares or Depositary Shares received by the Company will be invested in the Operating Partnership, which will use the proceeds as described above.

                         DESCRIPTION OF DEBT SECURITIES

     The following description of the terms of the Debt Securities sets forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate. The particular terms of the Debt Securities being offered, the extent, if any, to which such general provisions may apply to the Offered Securities and any modifications of or additions to the general terms of the Debt Securities applicable in the case of the Debt Securities will be described in the Prospectus Supplement relating to such Debt Securities.


     The Senior Debt Securities will be issued under an Indenture, dated as of March 1, 1996 (as amended or supplemented from time to time, the "Senior Indenture"), between the Operating Partnership, the Company and State Street Bank and Trust Company, as Trustee (the "Senior Debt Trustee") and the Subordinated Debt Securities are to be issued under an Indenture to be dated as of a date on or prior to the first issuance of Subordinated Debt Securities, as supplemented from time to time (the "Subordinated Indenture", and the Senior Indenture and the Subordinated Indenture are referred to herein collectively as the "Indentures" and individually as an "Indenture"), between the Operating Partnership, the Company and State Street Bank and Trust Company, as Trustee (the "Subordinated Debt Trustee"). The term "Trustee" as used herein shall refer to either the Senior Debt Trustee or the Subordinated Debt Trustee, as appropriate, for Senior Debt Securities or Subordinated Debt Securities. The form of the Senior Indenture and the form of the Subordinated Indenture are filed as exhibits to the Registration Statement of which this Prospectus is a part and are available for inspection at the corporate trust office of the Trustees at 2 International Place, Fourth Floor, Boston, Massachusetts 02110 or as described above under "Available Information." The Indentures are subject to, and governed by, the Trust Indenture Act of 1939, as amended (the "TIA"). The statements made hereunder relating to the Indentures and the Debt Securities to be issued thereunder are summaries of certain provisions thereof and do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the Indentures and such Debt Securities. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the applicable Indenture.


General


     The Debt Securities will be direct, unsecured obligations of the Operating Partnership. The indebtedness represented by the Senior Debt Securities will rank equally with all other unsecured and unsubordinated indebtedness of the Operating Partnership. The indebtedness represented by the Subordinated Debt Securities will be subordinated in right of payment to the prior payment in full of all Senior Indebtedness of the Operating Partnership (including the Senior Debt Securities) as described under "Subordination" below. At March 31, 1996, the total outstanding Senior Indebtedness of the Operating Partnership was $160,003,000 and the total outstanding debt of the Operating Partnership was $160,003,000, of which $85,003 was secured debt. The Indentures provide that the Debt Securities may be issued without limit as to aggregate principal amount, in one or more series, in each case as established from time to time in or pursuant to authority granted by a resolution of the General Partner of the Operating Partnership or as established in one or more indentures supplemental to the Indenture. All Debt Securities of one series need not be issued at the same time and may vary as to interest rate or formula, maturity and other provisions and, unless otherwise provided, a series may be reopened, without the consent of the Holders of the Debt Securities of such series, for issuances of additional Debt Securities of such series.


     If any Debt Securities are rated below investment grade by any nationally recognized statistical rating organization at the time of issuance, such Debt Securities will be unconditionally guaranteed by the Guarantor as to payment of principal, premium, if any, and interest in respect thereof.

     The Indentures provide that there may be more than one Trustee thereunder, each with respect to one or more series of Debt Securities. Any Trustee under the Indentures may resign or be removed with respect to one or more series of Debt Securities, and a successor Trustee may be appointed to act with respect to such series. In the event that two or more persons are acting as Trustee with respect to different series of Debt Securities, each such Trustee shall be a Trustee of a trust under the Indenture separate and apart from the trust administered by any other Trustee, and, except as otherwise indicated herein, any action described herein to be taken by the Trustee may be taken by each such Trustee with respect to, and only with respect to, the one or more series of Debt Securities for which it is Trustee under the applicable Indenture.

     Reference is made to the Prospectus Supplement relating to the series of Debt Securities being offered for the specific terms thereof and of the Guarantees, if any, endorsed on such Debt Securities, including:

          (1) the title of such Debt Securities, whether such Debt Securities will be Senior Debt Securities or Subordinated Debt Securities;

          (2) the aggregate principal amount of such Debt Securities and any limit on such aggregate principal amount;

          (3) the percentage of the principal amount at which such Debt Securities will be issued and, if other than 100% of the principal amount thereof, the portion of the principal amount thereof payable upon acceleration of the maturity thereof;

          (4) the date or dates, or the method for determining such date or dates, on which the principal of (and premium, if any, on) such Debt Securities will be payable;

          (5) the rate or rates (which may be fixed or variable), or the method by which such rate or rates shall be determined, at which such Debt Securities will bear interest, if any;

          (6) the date or dates, or the method for determining such date or dates, from which any interest will accrue, the Interest Payment Dates on which any such interest will be payable, the Regular Record Dates for such Interest Payment Dates, or the method by which such Regular Record Dates shall be determined, the Person to whom such interest shall be payable, and the basis upon which interest shall be calculated if other than that of a 360-day year of twelve 30-day months;

          (7) the place or places where the principal of (and premium, if any) and interest, if any, on such Debt Securities will be payable, such Debt Securities may be surrendered for registration of transfer or exchange and notices or demands to or upon the Operating Partnership or the Company, as applicable, in respect of such Debt Securities, any applicable Guarantees and the applicable Indenture may be served;

          (8) the date or dates on which, the period or periods within which, the price or prices at which and the terms and conditions upon which such Debt Securities may be redeemed, as a whole or in part, at the option of the Operating Partnership, if the Operating Partnership is to have such an option;

          (9) the obligation, if any, of the Operating Partnership to redeem, repay or purchase such Debt Securities pursuant to any sinking fund or analogous provision or at the option of a Holder thereof or any obligation of the Operating Partnership to offer to redeem, repay or purchase such Debt Securities, and the date or dates on which, the period or periods within which, the price or prices at which and the terms and conditions upon which such Debt Securities will be redeemed, repaid or purchased, as a whole or in part, pursuant to such obligation;

          (10) if other than U.S. dollars, the currency or currencies in which such Debt Securities are denominated and payable, which may be a foreign currency or units of two or more foreign currencies or a composite currency or currencies, and the terms and conditions relating thereto;

          (11) whether the amount of payments of principal of (and premium, if any) or interest, if any, on such Debt Securities may be determined with reference to an index, formula or other method (which index, formula or method may, but need not be, based on one or more currencies, currency units or composite currencies) and the manner in which such amounts shall be determined;

          (12) any additions to, modifications of or deletions from the terms of such Debt Securities with respect to the Events of Default or covenants set forth in the applicable Indenture;

          (13) whether such Debt Securities will be issued in certificated and/or book-entry form and, if in book-entry form, the identity of the depositary and the terms of the depositary arrangement;

          (14) whether such Debt Securities will be in registered or bearer form and, if in registered form, the denominations thereof if other than $1,000 and any integral multiple thereof and, if in bearer form, the denominations thereof if other than $5,000 and terms and conditions relating thereto;

          (15) with respect to any series of Debt Securities rated below investment grade at the time of issuance (the "Guaranteed Securities"), the applicability and specific terms of the related Guarantees;

          (16) if the defeasance and covenant defeasance provisions of the applicable Indenture are to be inapplicable, or any modifications to such provisions;

          (17) whether and under what circumstances the Operating Partnership will pay Additional Amounts as contemplated in the applicable Indenture on such Debt Securities in respect of any tax, assessment or governmental charge and, if so, whether the Operating Partnership will have the option to redeem such Debt Securities in lieu of making such payment;

          (18) if other than the Trustee, the identity of each security registrar and/or paying agent; and

          (19) any other terms of such Debt Securities not inconsistent with the provisions of the applicable Indenture.

     The Debt Securities may provide for less than the entire principal amount thereof to be payable upon declaration of acceleration of the maturity thereof ("Original Issue Discount Securities"). Any material, special U.S. federal income tax, accounting and other considerations applicable to Original Issue Discount Securities will be described in the applicable Prospectus Supplement.

     Except as described in "Merger, Consolidation or Sale" or as may be set forth in the applicable Prospectus Supplement, the Indentures do not contain any provisions that would limit the ability of the Operating Partnership or the Company to incur indebtedness or that would afford holders of Debt Securities protection in the event of (i) a highly leveraged or similar transaction involving the Operating Partnership, the management of the Operating Partnership or the Company, or any affiliate of any such party, (ii) a change of control, or
(iii) a reorganization, restructuring, merger or similar transaction involving the Operating Partnership or the Company that may adversely affect the Holders of the Debt Securities. However, the organizational documents of the Company contain certain restrictions on ownership and transfers of the common shares and preferred shares that are designed to preserve the Company's status as a REIT and may act to prevent or hinder a change of control. See "Description of Common Shares" and "Description of Preferred Shares." In addition, subject to the limitations set forth under "Merger, Consolidation or Sale," the Operating Partnership or the Company may, in the future, enter into certain transactions, such as the sale of all or substantially all of its assets or the merger or consolidation of the Operating Partnership or the Company, that would increase the amount of the Operating Partnership's indebtedness or substantially reduce or eliminate the Operating Partnership's assets, which may have an adverse effect on the Operating Partnership's ability to service its indebtedness, including the Debt Securities.

     Reference is made to the applicable Prospectus Supplement for information with respect to any deletions from, modifications of or additions to the Events of Default or covenants of the Company and the Operating Partnership that are described below, including any addition of a covenant or other provision providing event risk or similar protection. Reference is made to "-- Certain Covenants" below and to the description of any additional covenants with respect to a series of Debt Securities in the applicable Prospectus Supplement. Except as otherwise described in the applicable Prospectus Supplement, compliance with such covenants generally may not be waived with respect to a series of Debt Securities by the Board of Directors of the Company as sole general partner of the Operating Partnership or by the Trustee unless the Holders of at least a majority in principal amount of all outstanding Debt Securities of such series consent to such waiver, except to the extent that the defeasance and covenant defeasance provisions of the Indenture described under "-- Discharge, Defeasance and Covenant Defeasance" below apply to such series of Debt Securities. See "-- Modification of the Indenture."

Denominations, Interest, Registration and Transfer

     Unless otherwise described in the applicable Prospectus Supplement, the Debt Securities of any series which are registered securities, other than registered securities issued in book-entry form (which may be in any denomination) will be issuable in denominations of $1,000 and integral multiples thereof, and the Debt Securities which are bearer securities, other than bearer securities issued in global form (which may be of any denomination), shall be issuable in denominations of $5,000.

     Unless otherwise specified in the applicable Prospectus Supplement, the principal of (and premium, if any) and interest on any series of Debt Securities will be payable at the corporate trust office of the applicable Trustee provided that, at the option of the Operating Partnership, payment of interest may be made by check mailed to the address of the person entitled thereto as it appears in the Security Register or by wire transfer of funds to such person at an account maintained within the United States.

     Any interest not punctually paid or duly provided for on any Interest Payment Date with respect to a Debt Security ("Defaulted Interest") will forthwith cease to be payable to the Holder on the applicable Regular Record Date and may either be paid to the person in whose name such Debt Security is registered at the close of business on a special record date (the "Special Record Date") for the payment of such Defaulted Interest to be fixed by the applicable Trustee, notice whereof shall be given to the Holder of such Debt Security not less than 10 days prior to such Special Record Date, or may be paid at any time in any other lawful manner, all as more completely described in the Indenture.

     Subject to certain limitations imposed upon Debt Securities issued in book-entry form, the Debt Securities of any series will be exchangeable for other Debt Securities of the same series and rank and of a like aggregate principal amount and tenor of different authorized denominations upon surrender of such Debt Securities at the corporate trust office of the applicable Trustee referred to above. In addition, subject to certain limitations imposed upon Debt Securities issued in book-entry form, the Debt Securities of any series may be surrendered for registration of transfer thereof at the corporate trust office of the applicable Trustee. Every Debt Security surrendered for registration of transfer or exchange shall be duly endorsed or accompanied by a written instrument of transfer. No service charge will be made for any registration of transfer or exchange of any Debt Securities, but the Operating Partnership may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. If the applicable Prospectus Supplement refers to any transfer agent (in addition to the applicable Trustee) initially designated by the Operating Partnership with respect to any series of Debt Securities, the Operating Partnership may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that the Operating Partnership will be required to maintain a transfer agent in each Place of Payment for such series. The Operating Partnership may at any time designate additional transfer agents with respect to any series of Debt Securities.

     Neither the Operating Partnership nor the applicable Trustee shall be required to (i) issue, register the transfer of or exchange any Debt Securities if such Debt Security may be among those selected for redemption during a period beginning at the opening of business 15 days before selection of the Debt Securities to be redeemed and ending at the close of business on the day of such selection; (ii) register the transfer of or exchange any registered security, or portion thereof, called for redemption, except the unredeemed portion of any registered security being redeemed in part; or (iii) issue, register the transfer of or exchange any Debt Security which has been surrendered for repayment at the option of the Holder, except the portion, if any, of such Debt Security not to be so repaid.

Merger, Consolidation or Sale

     Each Indenture provides that the Operating Partnership or the Company may consolidate with, or sell, lease or convey all or substantially all of its assets to, or merge with or into, any other entity provided that (a) either the Operating Partnership or the Company, as the case may be, shall be the continuing entity, or the successor entity

(if other than the Operating Partnership or the Company, as the case may be) formed by or resulting from any such consolidation or merger or which shall have received the transfer of such assets shall expressly assume payment of the principal of (and premium, if any) and interest on all of the Debt Securities issued under such Indenture, in the case of any successor to the Operating Partnership, or any applicable Guarantee, in the case of any successor to the Company and the due and punctual performance and observance of all of the covenants and conditions contained in such Indenture and, as applicable, such Debt Securities or Guarantees; (b) immediately after giving effect to such transaction no Event of Default, and no event which, after notice or the lapse of time, or both, would become such an Event of Default, under such Indenture shall have occurred and be continuing; and (c) an officer's certificate and legal opinion covering such conditions shall be delivered to the applicable Trustee.

Certain Covenants


     Limitations on Incurrence of Indebtedness. The Operating Partnership will not, and will not permit any Subsidiary to, incur any Indebtedness (as defined below), other than Permitted Indebtedness (as defined below), if, immediately after giving effect to the incurrence of such additional Indebtedness, the aggregate principal amount of all outstanding Indebtedness of the Operating Partnership and its Subsidiaries on a consolidated basis determined in accordance with GAAP is greater than 60% of the sum of (i) the Total Assets (as defined below) as of the end of the calendar quarter covered in the Operating Partnership's Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, most recently filed with the Commission (or, if such filing is not permitted under the Exchange Act, with the Trustee) prior to the incurrence of such additional Indebtedness and (ii) any increase in the Total Assets since the end of such quarter including, without limitation, any increase in Total Assets resulting from the incurrence of such additional Indebtedness (such increase together with the Total Assets being referred to as the "Adjusted Total Assets").

     In addition to the other limitations on the incurrence of Indebtedness, the Operating Partnership will not, and will not permit any Subsidiary to, incur any Indebtedness if, for the period consisting of the four consecutive fiscal quarters most recently ended prior to the date on which such additional Indebtedness is to be incurred, the ratio of Consolidated Income Available for Debt Service (as defined below) to the Annual Service Charge (as defined below) shall have been less than 2.0 to 1, on a pro forma basis after giving effect to the incurrence of such Indebtedness and to the application of the proceeds therefrom, and calculated on the assumption that (i) such Indebtedness and any other Indebtedness incurred by the Operating Partnership or its Subsidiaries since the first day of such four-quarter period and the application of the proceeds therefrom, including to refinance other Indebtedness, had occurred at the beginning of such period, (ii) the repayment or retirement of any other Indebtedness by the Operating Partnership or its Subsidiaries since the first day of such four-quarter period had been incurred, repaid or retired at the beginning of such period (except that, in making such computation, the amount of Indebtedness under any revolving credit facility shall be computed based upon the average daily balance of such Indebtedness during such period), (iii) any income earned as a result of any increase in Adjusted Total Assets since the end of such four-quarter period had been earned, on an annualized basis, during such period, and (iv) in the case of an acquisition or disposition by the Operating Partnership or any Subsidiary or any asset or group of assets since the first day of such four-quarter period, including, without limitation, by merger, stock purchase or sale, or asset purchase or sale, such acquisition or disposition or any related repayment of Indebtedness had incurred as of the first day of such period with the appropriate adjustments with respect to such acquisition or disposition being included in such pro forma calculation.

     In addition to the other limitations on the incurrence of Indebtedness, the Operating Partnership will not, and will not permit any Subsidiary to, incur any Secured Indebtedness (as defined below), whether owned at the date of the Indenture or thereafter acquired, if, immediately after giving effect to the incurrence of such additional Secured Indebtedness, the aggregate principal amount of all outstanding Secured Indebtedness of the Operating Partnership and its Subsidiaries on a consolidated basis is greater than 40% of the Adjusted Total Assets.

     For purposes of this covenant, Indebtedness is deemed to be "incurred" by the Operating Partnership or its Subsidiaries on a consolidated basis whenever the Operating Partnership and its Subsidiaries on a consolidated basis shall create, assume, guarantee or otherwise become liable in respect thereof.

     Restrictions on Dividends and Other Distributions. The Operating Partnership will not make any distribution, by reduction of capital or otherwise (other than distributions payable in securities evidencing interests in the Operating Partnership's capital for the purpose of acquiring interests in real property or otherwise) unless, immediately after giving pro forma effect to such distribution, (a) no default under the Indenture or event of default under any mortgage, indenture or instrument under which there may be issued, or by which there may be secured or evidenced, any Indebtedness of the Operating Partnership, the Company or any Subsidiary shall have occurred or be continuing and (b) the aggregate sum of all distributions made after the date of the Indenture shall not exceed the sum of (i) 95% of the aggregate cumulative Funds From Operations (as defined below) of the Operating Partnership accrued on a cumulative basis from the date of the Indenture until the end of the last fiscal quarter prior to the contemplated payment, and (ii) the aggregate Net Cash Proceeds (as defined below) received by the Operating Partnership after the date of the Indenture from the issuance and sale of Capital Stock (as defined below) of the Operating Partnership or the Company to the extent such proceeds are contributed to the Operating Partnership; provided, however, that the foregoing limitation shall not apply to any distribution or other action which is necessary to maintain the Company's status as a REIT under the Code, if the aggregate principal amount of all outstanding Indebtedness of the Company and the Operating Partnership on a consolidated basis at such time is less than 60% of Adjusted Total Assets.

     Notwithstanding the foregoing, the Operating Partnership will not be prohibited from making the payment of any distribution within 30 days of the declaration thereof if at such date of declaration such payment would have complied with the provisions of the immediately preceding paragraph.


     Existence. Except as permitted under "Merger, Consolidation or Sale," each of the Company and the Operating Partnership will be required to do or cause to be done all things necessary to preserve and keep in full force and effect its existence, rights and franchises; provided, however, that neither the Company nor the Operating Partnership shall be required to preserve any right or franchise if it determines that the preservation thereof is no longer desirable in the conduct of its business and that the loss thereof is not disadvantageous in any material respect to the Holders of the Debt Securities.

     Maintenance of Properties. Each of the Company and the Operating Partnership will be required to cause all of its properties used or useful in the conduct of its business or the business of any Subsidiary to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Company and the Operating Partnership may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that the Operating Partnership, the Company and its Subsidiaries shall not be prevented from selling or otherwise disposing for value their respective properties except as otherwise provided in "Merger, Consolidation or Sale."

     Insurance. The Company and the Operating Partnership will be required to, and will be required to cause each of its respective Subsidiaries to, keep all of its insurable properties insured against loss or damage at least equal to their then full insurable value with insurers of recognized responsibility and having a rating of at least A:VIII in Best's Key Rating Guide.

     Payment of Taxes and Other Claims. Each of the Company and the Operating Partnership will be required to pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (i) all taxes, assessments and governmental charges levied or imposed upon it or any Subsidiary or upon the income, profits or property of it or any Subsidiary, and (ii) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon the property of it or any Subsidiary; provided, however, that neither the Company nor the Operating Partnership shall be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings.

     Provision of Financial Information. The Holders of Debt Securities will be provided with copies of the annual reports and quarterly reports of the Operating Partnership and the Company. Whether or not the Operating

Partnership or the Company is subject to Section 13 or 15(d) of the Exchange Act and for so long as any Debt Securities are outstanding, the Company and the Operating Partnership will, to the extent permitted under the Exchange Act, be required to file with the Commission the annual reports, quarterly reports and other documents which the Company and the Operating Partnership would have been required to file with the Commission pursuant to such Section 13 or 15(d) (the "Financial Statements") if the Company and the Operating Partnership were so subject, such documents to be filed with the Commission on or prior to the respective dates (the "Required Filing Dates") by which the Company and the Operating Partnership would have been required so to file such documents if the Company and the Operating Partnership were so subject. The Company and the Operating Partnership will also in any event (x) within 15 days of each Required Filing Date (i) transmit by mail to all Holders of Debt Securities, as their names and addresses appear in the Security Register, without cost to such Holders copies of the annual reports and quarterly reports which the Company and the Operating Partnership would have been required to file with the Commission pursuant to Sections 13 or 15(d) of the Exchange Act if the Company and the Operating Partnership were subject to such Sections and (ii) file with the applicable Trustee, copies of the annual reports, quarterly reports and other documents which the Company and the Operating Partnership would have been required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act if the Company and the Operating Partnership were subject to such Sections and (y) if filing such documents by the Company and the Operating Partnership with the Commission is not permitted under the Exchange Act, promptly upon written request and payment of the reasonable cost of duplication and delivery, supply copies of such documents to any prospective Holder.


     As used herein,

     "Annual Service Charge" as of any date means the amount which is expensed or capitalized in the immediately preceding four fiscal quarter period for interest on Indebtedness, excluding amounts relating to the amortization of deferred financing costs.

     "Capital Stock" of any Person means any and all shares, interests, rights to purchase warrants, options, participations, rights in or other equivalents (however designated) of such Person's capital stock or other equity participations, including partnership interests, whether general or limited, in such Person, including any preferred stock, and any rights (other than debt securities convertible into capital stock), warrants or options exchangeable for or convertible into such capital stock, whether now outstanding or hereafter issued.

     "Consolidated Income Available for Debt Service" for any period means Consolidated Net Income of the Operating Partnership and its Subsidiaries (i) plus amounts which have been deducted for (a) interest on Indebtedness of the Operating Partnership and its Subsidiaries, (b) provision for taxes of the Operating Partnership and its Subsidiaries based on income, (c) amortization of debt discount, (d) depreciation and amortization, (e) the effect of any noncash charge resulting from a change in accounting principles in determining Consolidated Net Income for such period, (f) amortization of deferred charges, and (g) provisions for or realized losses on properties and (ii) less amounts which have been included for gains on properties.

     "Consolidated Net Income" for any period means the amount of consolidated net income (or loans) of the Operating Partnership and its Subsidiaries for such period determined on a consolidated basis in accordance with generally accepted accounting principles.

     "Funds from Operations" for any period means the Consolidated Net Income of the Operating Partnership and its Subsidiaries for such period without giving effect to depreciation and amortization uniquely significant to real estate, gains or losses from extraordinary items, gains or losses on sales of real estate, gains or losses with respect to the disposition of investments in marketable securities and any provision/benefit for income taxes for such period, plus the allocable portion, based on the Operating Partnership's ownership interest, of funds from operations of unconsolidated joint ventures, all determined on a consistent basis.

     "Indebtedness" means any indebtedness, whether or not contingent, in respect of (i) borrowed money evidenced by bonds, notes, debentures or similar instruments, (ii) indebtedness secured by any mortgage, pledge, lien, charge, encumbrance or any security interest existing on property, (iii) the reimbursement obligations, contingent or otherwise, in connection with any letters of credit actually issued or amounts representing the balance deferred and unpaid of the purchase price of any property except any such balance that constitutes an accrued expense or trade payable or (iv) any lease of property as lessee which would be reflected on a consolidated balance sheet as a capitalized lease in accordance with GAAP, in the case of items of indebtedness under (i) through (iii) above to the extent that any such items (other than letters of credit) would appear as a liability on a consolidated balance sheet in accordance with GAAP, and also includes, to the extent not otherwise included, any obligation to be liable for, or to pay, as obligor, guarantor or otherwise (other than for purposes of collection in the ordinary course of business), indebtedness of another person.

     "Net Cash Proceeds" means the proceeds of any issuance or sale of Capital Stock or options, warrants or rights to purchase Capital Stock, in the form of cash or cash equivalents, including payments in respect of deferred payment obligations when received in the form of, or stock or other assets when disposed for, cash or cash equivalents (except to the extent that such obligations are financed or sold with recourse to the Operating Partnership or any Subsidiary), net of attorney's fees, accountant's fees and brokerage, consultation, underwriting and other fees and expenses actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

     "Permitted Indebtedness" means Indebtedness of the Operating Partnership, the Company or any Subsidiary owing to any Subsidiary, the Company or the Operating Partnership pursuant to an intercompany note, provided that such Indebtedness is expressly subordinated in right of payment to the Securities; provided further that any disposition, pledge or transfer of such Indebtedness to a Person (other than the Operating Partnership or another Subsidiary) shall be deemed to be an incurrence of such Indebtedness by the Operating Partnership, the Company or a Subsidiary, as the case may be, and not Permitted Indebtedness as defined herein.

     "Secured Indebtedness" means any Indebtedness secured by any mortgage, pledge, lien, charge, encumbrance or security interest of any kind upon any property of the Operating Partnership or any Subsidiary.

     "Subsidiary" means any entity of which at the time of determination the Operating Parnership or one or more other Subsidiaries owns or controls, directly or indirectly, more than 50% of the shares of Voting Stock.

     "Total Assets" as of any date means the sum of (i) Undepreciated Real Estate Assets and (ii) all other assets of the Operating Partnership and its Subsidiaries on a consolidated basis determined in accordance with generally accepted accounting principles (but excluding intangibles and accounts receivables).

     "Undepreciated Real Estate Assets" as of any date means the cost (original cost plus capital improvements) of real estate assets of the Operating Partnership and its Subsidiaries on such date, before depreciation and amortization, determined on a consolidated basis in accordance with generally accepted accounting principles.

     "Voting Stock" means stock having general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees (or persons performing similar functions), provided that stock that carries only the right to vote conditionally on the happening of an event shall not be considered Voting Stock.


Additional Covenants

     Any additional or different covenants of the Company and the Operating Partnership with respect to any series of Debt Securities will be set forth in the Prospectus Supplement relating thereto.

Events of Default, Notice and Waiver

     Under each Indenture, "Event of Default" with respect to any series of Debt Securities issuable thereunder means any one of the following events: (a) default for 30 days in the payment of any installment of interest on any Debt Security of such series; (b) default in the payment of the principal of (or premium, if any, on) any Debt Security of such series at its Maturity; (c) default in making any sinking fund payment as required for any Debt Security of such series; (d) default in the performance of any other covenant or warranty contained in the applicable Indenture (other than a covenant added to the applicable Indenture solely for the benefit of a series of Debt Securities issued thereunder other than such series), continued for 60 days after written notice as provided in the applicable Indenture; (e) default in the payment of an aggregate principal amount exceeding $5,000,000 of any evidence of recourse indebtedness of the Operating Partnership or the Company or any mortgage, indenture or other instrument under which such indebtedness is issued or by which such indebtedness is secured, such default having occurred after the expiration of any applicable grace period and having resulted in the acceleration of the maturity of such indebtedness, but only if such indebtedness is not discharged or such acceleration is not rescinded or annulled; (f) failure of the Operating Partnership or the Company to pay, bond or otherwise discharge any uninsured judgment or court order in excess of $5,000,000 which is not stayed on appeal or contested in good faith, (g) certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of the Company, the Operating Partnership or any Significant Subsidiary or either of its property; and (h) any other Event of Default provided with respect to a particular series of Debt Securities. The term "Significant Subsidiary" means each significant subsidiary (as defined in Regulation S-X promulgated under the Securities Act) of the Operating Partnership.

     If an Event of Default with respect to Debt Securities of any series at the time Outstanding (other than one referred to under clause (g) above, which shall result in an automatic acceleration) occurs and is continuing, then in every such case the applicable Trustee or the Holders of not less than 25% in principal amount of the Outstanding Debt Securities of such series may declare the principal amount (or, if the Debt Securities of that series are Original Issue Discount Securities or Indexed Securities, such portion of the principal amount as may be specified in the terms thereof) of all of the Debt Securities of that series to be due and payable immediately by written notice thereof to the Operating Partnership and the Company (if the Debt Securities are guaranteed by the Company) (and to the applicable Trustee if given by the Holders). However, at any time after such acceleration with respect to Debt Securities of such series (or of all Debt Securities then Outstanding under the applicable Indenture, as the case may be) has been made, but before a judgment or decree for payment of the money due has been obtained by the applicable Trustee, the Holders of not less than a majority in principal amount of Outstanding Debt Securities of such series (or of all Debt Securities then Outstanding under such Indenture, as the case may be) may rescind and annul such acceleration and its consequences if (a) the Operating Partnership or the Company (if the Debt Securities are guaranteed by the Company) shall have deposited with the applicable Trustee all required payments of the principal of (and premium, if any) and interest on the Debt Securities of such series (or of all Debt Securities then outstanding under such Indenture, as the case may be), plus certain fees, expenses, disbursements and advances of the applicable Trustee and
(b) all Events of Default, other than the non-payment of accelerated principal of (and premium, if any) and interest on the Debt Securities of such series (or of all Debt Securities then Outstanding under such Indenture, as the case may
be) have been cured or waived as provided in such Indenture. The Indentures also provide that the Holders of not less than a majority in principal amount of the Outstanding Debt Securities of any series (or of all Debt Securities then Outstanding under the applicable Indenture, as the case may be) may waive any past default with respect to such series and its consequences, except a default
(x) in the payment of the principal of (or premium, if any) or interest on any Debt Security of such series or (y) in respect of a covenant or provision contained in such Indenture that cannot be modified or amended without the consent of the Holder of each Outstanding Debt Security affected thereby.

     The applicable Trustee is required to give notice to the Holders of Debt Securities within 90 days of a default under the applicable Indenture unless such default has been cured or waived; provided, however, that the Trustee may withhold notice to the Holders of any series of Debt Securities of any default with respect to such series (except a default in the payment of the principal of (or premium, if any) or interest on any Debt Security of such series or in the payment of any sinking fund installment in respect of any Debt Security of such series) if a Responsible Officer of the applicable Trustee consider such withholding to be in the interest of such Holders.

     The Indentures provide that no Holders of Debt Securities of any series may institute any proceedings, judicial or otherwise, with respect to the applicable Indenture or for any remedy thereunder, except in the case of failure of the applicable Trustee, for 60 days, to act after it has received a written request to institute proceedings in respect of an Event of Default from the Holders of not less than 25% in principal amount of the Outstanding Debt Securities of such series, as well as an offer of indemnity reasonably satisfactory to it. This provision will not prevent, however, any Holder of Debt Securities from instituting suit for the enforcement of payment of the principal of (and premium, if any) and interest on such Debt Securities at the respective due dates thereof or for the enforcement of any exchange right in respect of such Securities.

     Subject to provisions in each Indenture relating to the duties of the applicable Trustee, in case an Event of Default with respect to Debt Securities of a particular series shall occur and be continuing, the applicable Trustee is under no obligation to exercise any of its rights or powers under such Indenture at the request or direction of any Holders of that series, unless such Holders shall have offered to the applicable Trustee reasonable security or indemnity against the costs, expenses and liabilities which might be incurred by it in complying with such request or direction. Subject to such provisions for the indemnification of the applicable Trustee, the Holders of not less than a majority in principal amount of the Outstanding Debt Securities of such series shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the applicable Trustee, or of exercising any trust or power conferred upon such Trustee. However, the applicable Trustee may refuse to follow any direction which is in conflict with any law or the applicable Indenture, which may involve such Trustee in personal liability or which may be unduly prejudicial to the Holders of Debt Securities of such series not joining therein.

     Within 120 days after the close of each fiscal year, the Operating Partnership and, if applicable, the Guarantor must deliver to each Trustee a certificate, signed by one of several specified officers, stating whether or not such officer has knowledge of any default under the applicable Indenture and, if so, specifying each such default and the nature and status thereof.

Modification of the Indenture

     Modifications and amendments of the Indentures may be made only with the consent of the Holders of not less than a majority in principal amount of all Outstanding Debt Securities which are affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the Holder of each such Debt Security affected thereby,
(a) change the Stated Maturity of the principal of, or any installment of interest (or premium, if any) on, any such Debt Security; (b) reduce the principal amount of, or the rate (or manner of calculation of the rate) or amount of interest on, or any premium payable on redemption of, any such Debt Security, or reduce the amount of principal of an Original Issue Discount Security that would be due and payable upon acceleration of the maturity thereof or would be provable in bankruptcy; (c) change the Place of Payment, or the coin or currency, for payment of principal of, or premium, if any, or interest on, any such Debt Security; (d) impair the right to institute suit for the enforcement of any payment right with respect to any such Debt Security; (e) change any redemption or repayment provisions applicable to any such Debt Security; (f) reduce the above-stated percentage of Outstanding Debt Securities of any series necessary to modify or amend the applicable Indenture, to waive compliance with certain provisions thereof or certain defaults and consequences thereunder or to reduce the quorum or voting requirements set forth in such Indenture; (g) modify or affect in any manner adverse to the Holders the terms and conditions of the obligations of the Guarantor under the related Guarantees in respect of the payment of principal (and premium, if any) and interest on any Guaranteed Securities; (h) make any change that adversely affects any right to exchange any such Debt Security; (i) in the case of Subordinated Debt Securities, modify any of the subordination provisions in a manner adverse to the Holders thereof; or (j) modify any of the foregoing provisions or any of the provisions relating to the waiver of certain past defaults or certain covenants, except to increase the required percentage to effect such action or to provide that certain other provisions may not be modified or waived without the consent of the Holder of such Debt Security.

     The Holders of not less than a majority in principal amount of a series of Outstanding Debt Securities have the right to waive compliance by the Operating Partnership and, if applicable, the Guarantor with certain covenants relating to such series of Debt Securities in the applicable Indenture.

     Modifications and amendments of the Indentures may be made by the Operating Partnership, the Company and the applicable Trustee without the consent of any Holder of Debt Securities for any of the following purposes: (i) to evidence the succession of another Person to the Operating Partnership as obligor under the Debt Securities issuable under the applicable Indenture or the Company as guarantor under the applicable Guarantees; (ii) to add to the covenants of the Operating Partnership or the Company for the benefit of the Holders of all or any series of Debt Securities or to surrender any right or power conferred upon the Operating Partnership or the Company; (iii) to add Events of Default for the benefit of the Holders of all or any series of Debt Securities issuable under such Indenture; (iv) to add or change certain provisions of the applicable Indenture relating to certain Debt Securities in bearer form, or to permit or facilitate the issuance of Debt Securities in uncertificated form, provided that such action shall not adversely affect the interests of the Holders of the Debt Securities of any series issuable under such Indenture in any material respect;
(v) to amend or supplement any provisions of the applicable Indenture, provided that no such amendment or supplement shall materially adversely affect the interests of the Holders of any Debt Securities then Outstanding under such Indenture; (vi) to secure the Debt Securities; (vii) to establish the form or terms of Debt Securities of any series; (viii) to provide for the acceptance of appointment by a successor Trustee or facilitate the administration of the trusts under the applicable Indenture by more than one Trustee; (ix) to cure any ambiguity, defect or inconsistency in the applicable Indenture, provided that such action shall not adversely affect the interests of Holders of Debt Securities of any series issuable under such Indenture in any material respect;
(x) to supplement any of the provisions of the applicable Indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of such Debt Securities, provided that such action shall not adversely affect the interests of the Holders of the Debt Securities of any series issuable under such Indenture in any material respect; or (xi) to effect the assumption by the Guarantor or a subsidiary thereof to the Debt Securities then Outstanding under the applicable Indenture.

     The Indentures provide that in determining whether the Holders of the requisite principal amount of Outstanding Debt Securities of a series have given any request, demand, authorization, direction, notice, consent or waiver thereunder or whether a quorum is present at a meeting of Holders of Debt Securities, (i) the principal amount of an Original Issue Discount Security that shall be deemed to be outstanding shall be the amount of the principal thereof that would be due and payable as of the date of such determination upon declaration of acceleration of the maturity thereof, (ii) the principal amount of a Debt Security denominated in a foreign currency that shall be deemed outstanding shall be the U.S. dollar equivalent, determined on the issue date for such Debt Security, of the principal amount (or, in the case of an Original Issue Discount Security, the U.S. dollar equivalent on the issue date of such Debt Security of the amount determined as provided in (i) above), (iii) the principal amount of an Indexed Security that shall be deemed outstanding shall be the face amount of such Indexed Security at original issuance, unless otherwise provided with respect to such Indexed Security pursuant to the applicable Indenture, and (iv) Debt Securities owned by the Operating Partnership, the Company or any other obligor upon the Debt Securities or any Affiliate of the Operating Partnership, the Company or of such other obligor shall be disregarded.

     The Indentures contain provisions for convening meetings of the Holders of Debt Securities of a series. A meeting may be called at any time by the applicable Trustee, and also, upon request, by the Operating Partnership, the Company (in respect of a series of Guaranteed Securities) or the Holders of at least 10% in principal amount of the Outstanding Debt Securities of such series, in any such case upon notice given as provided in the applicable Indenture. Except for any consent that must be given by the Holder of each Debt Security affected by certain modifications and amendments of the Indenture, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present may be adopted by the affirmative vote of the Holders of a majority in principal amount of the Outstanding Debt Securities of that series; provided, further, that, except as referred to above, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the Holders of a specified percentage, other than a majority, in principal amount of the Outstanding Debt Securities of a series may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the Holders of such specified percentage in principal amount of the Outstanding Debt Securities of that series. Any resolution passed or decision taken at any meeting of Holders of Debt Securities of any series duly held in accordance with the applicable Indenture will be binding on all Holders of Debt Securities of that series. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be Persons holding or representing a majority in principal amount of the Outstanding Debt Securities of a series; provided, however, that if any action is to be taken at such meeting with respect to a consent or waiver which may be given by the Holders of not less than a specified percentage in principal amount of the Outstanding Debt Securities of a series, the Persons holding or representing such specified percentage in principal amount of the Outstanding Debt Securities of such series will constitute a quorum.

Subordination

     Upon any distribution of assets of the Operating Partnership upon any dissolution, winding up, liquidation or reorganization, the payment of the principal of (and premium, if any) and interest on Subordinated Debt Securities is to be subordinated to the extent provided in the Subordinated Indenture in right of payment to the prior payment in full of all Senior Indebtedness, but the obligation of the Operating Partnership to make payment of the principal (and premium, if any) and interest on the Subordinated Debt Securities will not otherwise be affected. In addition, no payment on account of principal (or premium, if any), or interest, may be made on the Subordinated Debt Securities at any time unless full payment of all amounts due in respect of the Senior Indebtedness has been made or duly provided for in money or money's worth. In the event that, notwithstanding the foregoing, any such payment by the Operating Partnership is received by the Trustee or the Holders of any of the Subordinated Debt Securities before all Senior Indebtedness is paid in full, such payment or distribution shall be paid over to the holders of such Senior Indebtedness or any representative on their behalf for application to the payment of all such Senior Indebtedness remaining unpaid until all such Senior Indebtedness has been paid in full, after giving effect to any concurrent payment or distribution to the holders of such Senior Indebtedness. Subject to the payment in full of all Senior Indebtedness upon such payment or distribution of the Operating Partnership, the Holders of the Subordinated Debt Securities will be subrogated to the rights of the holders of the Senior Indebtedness to the extent of payments made to the holders of such Senior Indebtedness out of the distributive share of the Subordinated Debt Securities. By reason of such subordination, in the event of a distribution of assets upon insolvency, certain general creditors of the Operating Partnership may recover more, ratably, than Holders of the Subordinated Debt Securities.

     Senior Indebtedness is defined in the Subordinated Indenture as the principal of (and premium, if any) and unpaid interest on (i) indebtedness of the Operating Partnership (including indebtedness of others guaranteed by the Operating Partnership), whether outstanding on the date of the Subordinated Indenture or thereafter created, incurred, assumed or guaranteed, for money borrowed (other than the Subordinated Debt Securities issued under the Subordinated Indenture), unless in the instrument creating or evidencing the same or pursuant to which the same is outstanding it is provided that such indebtedness is not senior or prior in right of payment to the Subordinated Debt Securities and (ii) renewals, extensions, modifications and refundings of any such indebtedness.

Discharge, Defeasance and Covenant Defeasance

     The Operating Partnership may discharge certain obligations to Holders of any series of Debt Securities that have not already been delivered to the applicable Trustee for cancellation and that either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with such Trustee, in trust, funds in such currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are payable in an amount sufficient to pay the entire indebtedness on such Debt Securities in respect of principal (and premium, if any) and interest to the date of such deposit (if such Debt Securities have become due and payable) or to the Stated Maturity or Redemption Date, as the case may be.

     The Indentures provide that, unless the provisions of Section 402 are made inapplicable to the Debt Securities of or within any series pursuant to Section 301 of the Indenture, the Operating Partnership may elect either (a) to defease and discharge itself and, if applicable, to discharge the Guarantor from any and all obligations with respect to Debt Securities (except for the obligation to pay Additional Amounts, if any, upon the occurrence of certain events of tax, assessment or governmental charges with respect to payments on such Debt Securities and the obligations to register the transfer or exchange of such Debt Securities, to replace temporary or mutilated, destroyed, lost or stolen Debt Securities, to maintain an office or agency in respect of such Debt Securities and to hold moneys for payment in trust) ("defeasance") or (b) to release itself and, if applicable, the Guarantor from certain obligations of the applicable Indenture (including the restrictions described under "Certain Covenants") and if provided pursuant to Section 301 or Section 901 of the Indenture, their obligations with respect to any other covenant, and any omission to comply with such obligations shall not constitute a default or an Event or Default with respect to such Debt Securities of any series ("covenant defeasance"), in either case upon the irrevocable deposit by the Operating Partnership or the Company (if the Debt Securities are Guaranteed Securities) with the Trustee, in trust, of an amount, in such currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are payable at Stated Maturity, or Government Obligations (as defined below), or both, applicable to such Debt Securities which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium, if any) and interest on such Debt Securities, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor.

     Such a trust may only be established if, among other things, the Operating Partnership or, if applicable, the Guarantor has delivered to the applicable Trustee an Opinion of Counsel (as specified in the applicable Indenture) to the effect that the Holders of such Debt Securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred, and such Opinion of Counsel, in the case of defeasance, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable United States federal income tax law occurring after the date of the applicable Indenture.

     "Government Obligations" means securities which are (i) direct obligations of the United States of America or the government which issued the foreign currency in which the Debt Securities of a particular series are payable, for the payment of which its full faith and credit is pledged or (ii) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America or such government which issued the foreign currency in which the Debt Securities of such series are payable, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America or such other government, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such Government Obligation or a specific payment of interest on or principal of any such Government Obligation held by such custodian for the account of the holder of a depository receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Obligation or the specific payment of interest on or principal of the Government Obligation evidenced by such depository receipt.

     Unless otherwise provided in the applicable Prospectus Supplement, if after the Operating Partnership or, if applicable, the Guarantor has deposited funds and/or Government Obligations to effect defeasance or covenant defeasance with respect to Debt Securities of any series, (a) the Holder of a Debt Security of such series is entitled to, and does, elect pursuant to the applicable Indenture or the terms of such Debt Security to receive payment in a currency, currency unit or composite currency other than that in which such deposit has been made in respect of such Debt Security, or (b) a Conversion Event (as defined below) occurs in respect of the currency, currency unit or composite currency in which such deposit has been made, the indebtedness represented by such Debt Security shall be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of (and premium, if any) and interest on such Debt Security as they become due out of the proceeds yielded by converting the amount so deposited in respect of such Debt Security into the currency, currency unit or composite currency in which such Debt Security becomes payable as a result of such election or such Conversion Event based on the applicable market exchange rate. "Conversion Event" means the cessation of use of (i) a currency, currency unit or composite currency both by the government of the country which issued such currency and for the settlement of transactions by a central bank or other public institutions of or within the international banking community, (ii) the ECU, both within the European Monetary System and for the settlement of transactions by public institutions of or within the European Community or (iii) any currency unit or composite currency other than the ECU for the purposes for which it was established. Unless otherwise provided in the applicable Prospectus Supplement, after the deposit of funds and/or Government Obligations referred to above, all payments of principal of (and premium, if any) and interest on any Debt Security that is payable in a foreign currency that ceases to be used by its government of issuance shall be made in U.S. dollars.

     In the event the Operating Partnership effects covenant defeasance with respect to any Debt Securities and such Debt Securities are declared due and payable because of the occurrence of certain Events of Default other than the Event of Default described in clause (d) under "Events of Default, Notice and Waiver" with respect to sections no longer applicable to such Debt Securities or described in clause (h) under "Events of Default, Notice and Waiver" with respect to any other covenant as to which there has been covenant defeasance, the amount in such currency, currency unit or composite currency in which such Debt Securities are payable, and Government Obligations on deposit with the Trustee, will be sufficient to pay amounts due on such Debt Securities at the time of their Stated Maturity but may not be sufficient to pay amounts due on such Debt Securities at the time of the acceleration resulting from such Event of Default. However, the Operating Partnership and, if applicable, the Guarantor would remain liable to make payment of such amounts due at the time of acceleration.

     The applicable Prospectus Supplement may further describe the provisions, if any, permitting such defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to the Debt Securities of or within a particular series.

No Conversion or Exchange Rights

     The Debt Securities will not be convertible into or exchangeable for any capital stock of the Company or equity interest in the Operating Partnership.

Global Securities

     The Debt Securities of a series may be issued in whole or in part in book-entry form consisting of one or more global securities (the "Global Securities") that will be deposited with, or on behalf of, a depositary (the "Depositary") identified in the applicable Prospectus Supplement relating to such series. Global Securities may be issued in either registered or bearer form and in either temporary or permanent form. The specific terms of the depositary arrangement with respect to a series of Debt Securities will be described in the applicable Prospectus Supplement relating to such series.

Guarantees of Debt Securities

     If the Operating Partnership issues any Debt Securities that are rated below investment grade by any nationally recognized statistical rating organization at the time of issuance, the Company, as Guarantor, will unconditionally and irrevocably guarantee, on a senior or subordinated basis, the due and punctual payment of principal of, and premium, if any, and interest on, such Debt Securities, and the due and punctual payment of any sinking fund payments thereon, when and as the same shall become due and payable, whether at stated maturity, upon redemption or otherwise. The applicability and any additional terms of any Guarantee relating to a series of Debt Securities will be set forth in the applicable Prospectus Supplement. Guarantees will be unsecured obligations of the Guarantor. Any right of payment of the Holders of Senior Debt Securities under the related Guarantee will be prior to the right of payment of the Holders of Subordinated Debt Securities under the related Guarantee, upon the terms set forth in the applicable Prospectus Supplement. The Guarantees may be subordinated to other indebtedness and obligations of the Guarantor to the extent set forth in the applicable Prospectus Supplement.

     If a Guarantee is applicable to Debt Securities, reference is made to the applicable Indenture and the applicable Prospectus Supplement for a description of the specific terms of such Guarantee, including any additional covenants of the Guarantor, the outstanding principal amount of indebtedness and other obligations, if any that will rank senior to such Guarantee and, where applicable, subordination provisions of such Guarantee.

                          DESCRIPTION OF COMMON SHARES

General

     The Company has authority to issue 76,000,000 capital shares, of which 50,000,000 are common shares, $.01 par value per share, 25,000,000 are excess shares, $.01 par value per share, and 1,000,000 are preferred shares, $.01 par value per share. At April 1, 1996, the Company had outstanding 6,316,085 common shares, 138,209 Series A Preferred Shares and no excess shares.

     The following description of the Common Shares sets forth certain general terms and provisions of the Common Shares to which any Prospectus Supplement may relate, including a Prospectus Supplement providing that Common Shares will be issuable upon conversion of Preferred Shares of the Company or upon the exercise of the Common Share Warrants issued by the Company. The statements below describing the Common Shares are in all respects subject to and qualified in their entirety by reference to the applicable provisions of the Company's Amended and Restated Articles of Incorporation and Bylaws.

     Each outstanding Common Share will entitle the holder to one vote on all matters presented to shareholders for a vote. Holders of the Common Shares will not have, or be subject to, any preemptive or similar rights.

     Except for the election of a director to fill a vacancy on the Board of Directors and the election of directors by holders of one or more class or series of preferred shares, directors will be elected by the holders of Common Shares at each annual meeting of shareholders by a plurality of the votes cast. Holders of Common Shares will not have cumulative voting rights for the election of directors. Consequently, at each annual meeting of shareholders, the holders of a plurality of the Common Shares cast for the election of directors at that meeting will be able to elect all of the directors, other than any directors to be elected by the holders of one or more series of preferred shares. A director may be removed by a majority of votes cast. If a director is elected by a voting group of shareholders, only the shareholders of that voting group may participate in a vote to remove him.

     The Common Shares will, when issued, be fully paid and non-assessable. Dividends and other distributions may be paid to the holders of Common Shares if and when declared by the Board of Directors of the Company out of funds legally available therefor.

     Under North Carolina law, shareholders are generally not liable for the Company's debts or obligations. Payment and declaration of dividends on the Common Shares and purchases of the Company's own shares are subject to certain limitations under North Carolina law and will be subject to certain restrictions if the Company fails to pay dividends on one or more series of preferred shares. See "Description of Preferred Shares." If the Company is liquidated, subject to the rights of any holders of preferred shares to receive preferential distributions, each outstanding Common Share will be entitled to participate equally in the assets available for distribution to Shareholders after payment of, or adequate provision for, all known debts and liabilities of the Company.

Restrictions on Ownership and Transfer

     For the Company to qualify as a REIT under the Code, not more than 50% in value of its outstanding capital stock may be owned, actually or constructively, by five or fewer individuals (as defined in the Code) during the last half of a taxable year and the capital stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (or during a proportionate part of a shorter taxable year). In addition, rent from Related Party Tenants (defined in the Code to mean, generally, tenants in which the REIT or an owner of 10% or more of the REIT owns, actually or constructively, 10% or more of such tenant) is not qualifying income for purposes of the gross income tests under the Code. See "Certain Federal Income Tax Considerations-Taxation of the Company as a REIT --- Requirements for Qualification" and "--Income Tests."

     Subject to certain exceptions specified in the Amended and Restated Articles of Incorporation of the Company, no shareholder (other than Stanley K. Tanger, Steven B. Tanger, members of their families, affiliated entities and their transferees) may own, or be deemed to own by virtue of the constructive ownership provisions of the Code, more than 4% of the outstanding Common Shares

(the "Ownership Limit"). The Amended and Restated Articles of Incorporation provide that Stanley K. Tanger, Steven B. Tanger, members of their families, affiliated entities and their transferees may acquire additional Common Shares, but may not acquire additional shares, such that the five largest beneficial owners of Common Shares, taking into account the Ownership Limit, could hold more than 49% of the outstanding Common Shares (the "Existing Holder Limit"). Presently, that limit is 33% of the outstanding Common Shares. The constructive ownership rules are complex and may cause Common Shares owned actually or constructively by a group of related individuals and/or entities to be constructively owned by one individual or entity. As a result, the acquisition of less than 4% of the outstanding Common Shares (or the acquisition of an interest in an entity which owns Common Shares) by an individual or entity could cause that individual or entity (or another individual or entity) to constructively own in excess of 4% of the outstanding Common Shares, and thus subject such Common Shares to the Ownership Limit.

     If the Board of Directors shall at any time determine in good faith that a person intends to acquire or own, has attempted to acquire or own or may acquire or own Common Shares of the Company in violation of the Ownership Limit, the Board of Directors shall take such action as it deems advisable to refuse to give effect or to prevent such ownership or acquisition, including, but not limited to, causing the Company to redeem Common Shares, refusing to give effect to such ownership or acquisition on the books of the Company or instituting proceedings to enjoin such ownership or acquisition.

     The Board of Directors may waive the Ownership Limit with respect to a particular shareholder if evidence satisfactory to the Board of Directors and the Company's tax counsel is presented that such ownership will not then or in the future jeopardize the Company's status as a REIT. As a condition of such waiver, the Board of Directors may require opinions of counsel satisfactory to it and/or an undertaking from the applicant with respect to preserving the REIT status of the Company. If Common Shares in excess of the Ownership Limit or the Existing Holder Limit, as applicable, or shares which would cause the REIT to be beneficially owned by fewer than 100 persons, are issued or transferred to any person, such issuance or transfer shall be null and void, and the intended transferee will acquire no rights to the shares.

     The Ownership Limit and the Existing Holder Limit will be automatically removed if the Board of Directors of the Company determines that it is no longer in the best interest of the Company to attempt to qualify, or to continue to qualify, as a REIT. Except as otherwise described above, any change in the Ownership Limit or the Existing Holder Limit would require an amendment to the Amended and Restated Articles of Incorporation. Amendments to the Amended and Restated Articles of Incorporation require the affirmative vote of holders owning a majority of the outstanding Common Shares. In addition to preserving the Company's status as a REIT, the Ownership Limit may have the effect of precluding an acquisition of control of the REIT without the approval of the Board of Directors.

     All certificates representing Common Shares will bear a legend referring to the restrictions described above.

     All persons who own a specified percentage (or more) of the outstanding Common Shares must file an affidavit with the Company containing information regarding their ownership of Common Shares, as set forth in the applicable income tax regulations promulgated under the Code (the "Treasury Regulations"). Under current Treasury Regulations, the percentage will be set between one-half of 1% and 5%, depending on the number of record holders of Common Shares. In addition, each shareholder shall upon demand be required to disclose to the Company in writing such information with respect to the direct, indirect and constructive ownership of shares as the Board of Directors deems necessary to comply with the provisions of the Code applicable to a REIT or to comply with the requirements of any taxing authority or governmental agency.

     The Registrar and Transfer Agent for the Common Shares is BancBoston State Street Investor Services.

                      DESCRIPTION OF COMMON SHARE WARRANTS

     The Company may issue Common Share Warrants for the purchase of Common Shares. Common Share Warrants may be issued independently or together with any other Offered Securities offered pursuant to any Prospectus Supplement and may be attached to or separate from such Offered Securities. Each series of Common Share Warrants will be issued under a separate warrant agreement (each, a "Warrant Agreement") to be entered into between the Company and a warrant agent specified in the applicable Prospectus Supplement (the "Warrant Agent"). The Warrant Agent will act solely as an agent of the Company in connection with the Common Share Warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of Common Share Warrants.

     The applicable Prospectus Supplement will describe the specific terms of the Common Share Warrants offered thereby, including, where applicable, the following: (1) the title of such Common Share Warrants; (2) the aggregate number of such Common Share Warrants; (3) the price or prices at which such Common Share Warrants will be issued; (4) the designation, number and terms of the Common Shares purchasable upon exercise of such Common Share Warrants; (5) the designation and terms of the other Offered Securities with which such Common Share Warrants are issued and the number of such Common Share Warrants issued with each such Offered Security; (6) the date, if any, on and after which such Common Share Warrants and the related Common Shares will be separately transferable; (7) the price at which each Common Share purchasable upon exercise of such Common Share Warrants may be purchased; (8) the date on which the right to exercise such Common Share Warrants shall commence and the date on which such right shall expire; (9) the minimum or maximum number of such Common Share Warrants which may be exercised at any one time; (10) information with respect to book-entry procedures, if any; (11) a discussion of certain material federal income tax considerations; and (12) any other material terms of such Common Share Warrants, including terms, procedures and limitations relating to the exchange and exercise of such Common Share Warrants.


                         DESCRIPTION OF PREFERRED SHARES

     The Company is authorized to issue 1,000,000 preferred shares, par value $.01 per share, 300,000 shares of which have been issued as Series A Cumulative Convertible Redeemable Preferred Shares (the "Series A Preferred Shares") in the form of 3,000,000 depositary shares (the "Series A Depositary Shares"). As of April 1, 1996, 138,209 Series A Preferred Shares remain outstanding in the form of 1,382,090 Depositary Shares.

     The Series A Preferred Shares are convertible at the option of the holders into common shares at a conversion price of $27.75 per common share, subject to adjustment upon the occurrence of certain events. Dividends on the Series A Preferred Shares are cumulative and payable quarterly in an amount per Series A Depositary Share equal to the greater of (i) $1.575 per annum or (ii) the quarterly dividends on the common shares, or portion thereof, into which a Series A Depositary Share is convertible. On and after December 15, 1998, the Series A Preferred Shares may be redeemed at the option of the Company, in whole or in part, at a redemption price of $250.00 per share, plus accrued and unpaid dividends, if any. Holders of Series A Preferred Shares do not have voting rights except (i) whenever dividends on the Series A Preferred Shares are in arrears for six or more consecutive quarterly periods, the holders of Series A Preferred Shares are entitled to vote for the election of two additional directors; (ii) so long as shares of Series A Preferred Shares remain outstanding, the Company must obtain the consent of the holders of Series A Preferred Shares prior to (a) authorizing, creating or issuing capital stock ranking senior to the Series A Preferred Shares with respect to dividend or liquidation rights, or (b) amending, altering or repealing provisions of the Company's Articles of Incorporation, so as to materially and adversely affect the holders of the Series A Preferred Shares; or (iii) as otherwise from time to time required by law. In the event of any liquidation of the Company, the holders of Series A Preferred Shares are entitled to a liquidation preference of $250.00 per share, plus accrued and unpaid dividends, if any. The Series A Preferred Shares have no preemptive rights and are not entitled to the benefit of any sinking fund. Ownership of more that 9.8% of the Series A Preferred Shares (or a lesser amount in certain cases) or more than 4% of the common shares is restricted in order to preserve the Company's status as a REIT for federal income tax purposes. Conversion of the Series A Preferred Shares into common shares is also restricted to the extent that ownership of the common shares would exceed the REIT ownership limitation as describe above. See "Description of Common Shares--Restrictions on Ownership and Transfer."

     The following description of the preferred shares sets forth certain general terms and provisions of the Preferred Shares to which any Prospectus Supplement may relate. The statements below describing the Preferred Shares are in all respects subject to and qualified in their entirety by reference to the applicable provisions of the Company's Amended and Restated Articles of Incorporation (including the applicable Articles of Restatement and Bylaws).

General

     Subject to limitations prescribed by North Carolina law and the Company's Amended and Restated Articles of Incorporation, the Board of Directors is authorized to fix the number of shares constituting each class or series of preferred shares and the designations and powers, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, including such provisions as may be desired concerning voting, redemption, dividends, dissolution or the distribution of assets, conversion, and such other subjects or matters as may be fixed by resolution of the Board of Directors or duly authorized committee thereof. The Preferred Shares will, when issued, be fully paid and nonassessable and will not have, or be subject to, any preemptive or similar rights.

     Reference is made to the Prospectus Supplement relating to the Preferred Shares offered thereby for the specific terms thereof, including:

          (1)  The title and stated value of such Preferred Shares;

          (2) The number of such Preferred Shares offered, the liquidation preference per share and the offering price of such Preferred Shares;

          (3) The dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation thereof applicable to such Preferred Shares;

          (4) Whether dividends shall be cumulative or non-cumulative and, if cumulative, the date from which dividends on such Preferred Shares shall accumulate;

          (5) The procedures for any auction and remarketing, if any, for such Preferred Shares;

          (6) The provisions for a sinking fund, if any, for such Preferred Shares;

          (7) The provisions for redemption, if applicable, of such Preferred Shares;

          (8)  Any listing of such Preferred Shares on any securities exchange;

          (9) The terms and conditions, if applicable, upon which such Preferred Shares will be convertible into Common Shares of the Company, including the conversion price (or manner of calculation thereof) and conversion period;

          (10) Whether interests in such Preferred Shares will be represented by Depositary Shares;

          (11) In addition to those limitations described below, any other limitations on direct or beneficial ownership and restrictions on transfer of such Preferred Shares, in each case as may be appropriate to preserve the status of the Company as a REIT;

          (12) A discussion of certain material federal income tax considerations applicable to such Preferred Shares;

          (13) The relative ranking and preferences of such Preferred Shares as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company; and

          (14) Any other specific terms, preferences, rights, limitations or restrictions of such Preferred Shares.

Rank


     Unless otherwise specified in the applicable Prospectus Supplement, the Preferred Shares will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Company, as applicable, rank (i) senior to all classes or series of common shares and excess shares of the Company and to all equity securities of the Company the terms of which so provide; (ii) on a parity with all equity securities of the Company other than those referred to in clauses (i) and (iii); and (iii) junior to all equity securities of the Company which the terms of such Preferred Shares so provide. As used in the Amended and Restated Articles of Incorporation attached to the Company's Articles of Restatement dated December 9, 1993 (the "Amended and Restated Articles of Incorporation") for these purposes, the term "equity securities" does not include convertible debt securities.


Dividends

     Holders of the Preferred Shares of each class or series shall be entitled to receive cash dividends, when, as and if declared by the Board of Directors of the Company, out of funds legally available for the payment of cash dividends at such rates and on such dates as will be set forth in the applicable Prospectus Supplement. Each such dividend shall be payable to holders of record as they appear on the share transfer books of the Company on such record dates as shall be fixed by the Board of Directors of the Company.

     Dividends on any class or series of the Preferred Shares may be cumulative or non-cumulative, as provided in the applicable Prospectus Supplement. Dividends, if cumulative, will accumulate from and after the date set forth in the applicable Prospectus Supplement. If the Board of Directors of the Company fails to declare a dividend payable on a dividend payment date on any class or series of the Preferred Shares for which dividends are non-cumulative, then the holders of such class or series of the Preferred Shares will have no right to receive a dividend in respect of the dividend period ending on such dividend payment date, and the Company will have no obligation to pay the dividend accrued for such period, whether or not dividends on such class or series are declared payable on any future dividend payment date.

     If any Preferred Shares of any class or series are outstanding, no full dividends shall be declared or paid or set apart for payment on the preferred shares of the Company of any other class or series ranking, as to dividends, on a parity with or junior to the Preferred Shares of such class or series for any period unless (i) if such class or series of Preferred Shares has a cumulative dividend, full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof irrevocably set apart for such payment on the Preferred Shares of such class or series for all past dividend periods and the then current dividend period or (ii) if such class or series of Preferred Shares does not have a cumulative dividend, full dividends for the then current dividend period have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof irrevocably set apart for such payment on the Preferred Shares of such class or series. When dividends are not paid in full (or a sum sufficient for such full payment is not so irrevocably set apart) upon the Preferred Shares of any class or series and the shares of any other class or series of preferred shares ranking on a parity as to dividends with the Preferred Shares of such class or series, all dividends declared upon Preferred Shares of such class or series and any other class or series of preferred shares ranking on a parity as to dividends with such Preferred Shares shall be declared pro rata so that the amount of dividends declared per share on the Preferred Shares of such class or series and such other class or series of preferred shares shall in all cases bear to each other the same ratio that accrued and unpaid dividends per share on the Preferred Shares of such class or series (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such Preferred Shares do not have a cumulative dividend) and such other class or series of preferred shares bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on Preferred Shares of such class or series which may be in arrears.

      Except as provided in the immediately preceding paragraph, unless (i) if such class or series of Preferred Shares has a cumulative dividend, full cumulative dividends on the Preferred Shares of any class or series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof irrevocably set apart for payment for all past dividend periods and the then current dividend period and (ii) if such class or series of Preferred Shares does not have a cumulative dividend, full dividends on the Preferred Shares of any class or series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof irrevocably set apart for payment for the then current dividend period, no dividends (other than in common shares or other equity securities of the Company ranking junior to the Preferred Shares of such class or series as to dividends and upon liquidation, dissolution or winding up of the Company) shall be declared or paid or set aside for payment or other distribution or shall be declared or made upon the common shares, excess shares or any other equity securities of the Company ranking junior to or on a parity with the Preferred Shares of such class or series as to dividends or upon liquidation, dissolution or winding up of the Company, nor shall any common shares, excess shares or any other equity securities of the Company ranking junior to or on a parity with the Preferred Shares of such class or series as to dividends or upon liquidation, dissolution or winding up of the Company be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by the Company (except by conversion into or exchange for other equity securities of the Company ranking junior to the Preferred Shares of such class or series as to dividends and upon liquidation, dissolution or winding up of the Company).

     Any dividend payment made on a class or series of Preferred Shares shall first be credited against the earliest accrued but unpaid dividend due with respect to shares of such class or series which remains payable.

Redemption

     If so provided in the applicable Prospectus Supplement, the Preferred Shares will be subject to mandatory redemption or redemption at the option of the Company, as a whole or in part, in each case upon the terms, at the times and at the redemption prices set forth in such Prospectus Supplement.

     The Prospectus Supplement relating to a class or series of Preferred Shares that is subject to mandatory redemption will specify the number of such Preferred Shares that shall be redeemed by the Company in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to all accrued and unpaid dividends thereon (which shall not, if such Preferred Shares do not have a cumulative dividend, include any accumulation in respect of unpaid dividends for prior dividend periods) to the date of redemption. The redemption price may be payable in cash or other property, as specified in the applicable Prospectus Supplement. If the redemption price for Preferred Shares of any class or series is payable only from the net proceeds of the issuance of equity securities of the Company, the terms of such Preferred Shares may provide that, if no such equity securities shall have been issued or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, such Preferred Shares shall automatically and mandatorily be converted into the equity securities of the Company pursuant to conversion provisions specified in the applicable Prospectus Supplement.

     Notwithstanding the foregoing, unless (i) if such class or series of Preferred Shares has a cumulative dividend, full cumulative dividends on any class or series of Preferred Shares shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof irrevocably set apart for payment for all past dividend periods and the then current dividend period and (ii) if such class or series of Preferred Shares does not have a cumulative dividend, full dividends on the Preferred Shares of any class or series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, no shares of any class or series of Preferred Shares shall be redeemed unless all outstanding Preferred Shares of such class or series are simultaneously redeemed; provided, however, that the foregoing shall not prevent the purchase or acquisition of shares of Preferred Shares of such class or series pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Preferred Shares of such class or series, and, unless (i) if such class or series of Preferred Shares has a cumulative dividend, full cumulative dividends on all outstanding shares of any class or series of Preferred Shares have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof irrevocably set apart for payment for all past dividend periods and the then current dividend period and (ii) if such class or series of Preferred Shares does not have a cumulative dividend, full dividends on the Preferred Shares of any class or series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof irrevocably set apart for payment for the then current dividend period, the Company shall not purchase or otherwise acquire directly or indirectly any Preferred Shares of such class or series (except by conversion into or exchange for equity securities of the Company ranking junior to the Preferred Shares of such class or series as to dividends and upon liquidation, dissolution or winding up of the Company).

     If fewer than all of the outstanding Preferred Shares of any class or series are to be redeemed, the number of shares to be redeemed will be determined by the Company and such shares may be redeemed pro rata from the holders of record of such shares in proportion to the number of such shares held by such holders (with adjustments to avoid redemption of fractional shares) or by lot in a manner determined by the Company that will not result in the automatic redemption of Preferred Shares or the automatic conversion of Preferred Shares into Excess Preferred Shares which are transferred to a trust for the benefit of a charitable beneficiary (See "-- Restrictions on Ownership and Transfer" below).

     Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of record of a Preferred Share of any class or series to be redeemed at the address shown on the share transfer books of the Company. Each notice shall state: (i) the redemption date; (ii) the number of shares and class or series of the Preferred Shares to be redeemed;
(iii) the redemption price; (iv) the place or places where certificates for such Preferred Shares are to be surrendered for payment of the redemption price; (v) that dividends on the shares to be redeemed will cease to accrue on such redemption date; and (vi) the date upon which the holder's conversion or exchange rights, if any, as to such shares shall terminate. If fewer than all the Preferred Shares of any class or series are to be redeemed, the notice mailed to each such holder thereof shall also specify the number of Preferred Shares to be redeemed from each such holder. If notice of redemption of any Preferred Shares has been given and if the funds necessary for such redemption have been irrevocably set apart by the Company in trust for the benefit of the holders of any Preferred Shares so called for redemption, then from and after the redemption date dividends will cease to accrue on such Preferred Shares, such Preferred Shares shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the redemption price.

Liquidation Preference

     Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, then, before any distribution or payment shall be made to the holders of any common shares, excess shares or any other class or series of equity securities of the Company ranking junior to the Preferred Shares in the distribution of assets upon any liquidation, dissolution or winding up of the Company, the holders of each class or series of Preferred Shares shall be entitled to receive out of assets of the Company legally available for distribution to shareholders liquidating distributions in the amount of the liquidation preference per share (set forth in the applicable Prospectus Supplement), plus an amount equal to all dividends accrued and unpaid thereon (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such Preferred Shares do not have a cumulative dividend). After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Preferred Shares will have no right or claim to any of the remaining assets of the Company. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the Company are insufficient to pay the amount of the liquidating distributions on all outstanding Preferred Shares and the corresponding amounts payable on all shares of other classes or series of equity securities of the Company ranking on a parity with the Preferred Shares in the distribution of assets upon liquidation, dissolution or winding up of the

Company, then the holders of the Preferred Shares and all other such classes or series of equity securities shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

     For such purposes, the consolidation or merger of the Company with or into any other corporation, or the sale, lease or conveyance of all or substantially all of the property or business of the Company, shall not be deemed to constitute a liquidation, dissolution or winding up of the Company.

Voting Rights

     Holders of the Preferred Shares will not have any voting rights, except as set forth below or as otherwise from time to time required by law or as indicated in the applicable Prospectus Supplement.

     Whenever dividends on any Preferred Shares shall be in arrears for six or more quarterly periods, regardless of whether such quarterly periods are consecutive, the holders of such Preferred Shares (voting separately as a class with all other class or series of cumulative preferred shares upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of two additional directors of the Company at a special meeting called by an officer of the Company at the request of a holder of such class or series of Preferred Shares or, if such special meeting is not called by an officer of the Company within 30 days, at a special meeting called by a holder of such class or series of Preferred Shares designated by the holders of record of at least 10% of any class or series of Preferred Shares so in arrears (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the shareholders) or at the next annual meeting of shareholders, and at each subsequent meeting until (i) if such class or series of Preferred Shares has a cumulative dividend, all dividends accumulated on such Preferred Shares for the past dividend periods and the then current dividend period shall have been fully paid or declared and irrevocably set apart for payment or (ii) if such class or series of Preferred Shares does not have a cumulative dividend, four consecutive quarterly dividends are paid or declared and irrevocably set apart for payment. In such case, the entire Board of Directors of the Company will be increased by two directors.

     Unless provided otherwise for any class or series of Preferred Shares, so long as any Preferred Shares remain outstanding, the Company shall not, without the affirmative vote or consent of the holders of at least 662/3% of the shares of each class or series of Preferred Shares outstanding at the time, given in person or by proxy, either in writing or at a meeting (such class or series voting separately as a class), (i) authorize or create, or increase the authorized or issued amount of, any class or series of equity securities ranking senior to such class or series of Preferred Shares with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of the Company or reclassify any authorized securities of the Company into any such equity securities, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such equity securities; or (ii) amend, alter or repeal the provisions of the Company's Amended and Restated Articles of Incorporation or the Articles of Restatement for such class or series of Preferred Shares, whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of such class or series of Preferred Shares or the holders thereof; provided, however, that any increase in the amount of the authorized preferred shares or the creation or issuance of any other class or series of preferred shares, or any increase in the amount of authorized shares of such class or series or any other class or series of Preferred Shares, in each case ranking on a parity with or junior to the Preferred Shares of such class or series with respect to payment of dividends and the distribution of assets upon liquidation, dissolution or winding up of the Company, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

     The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of such class or series of Preferred Shares shall have been redeemed or called for redemption and sufficient funds shall have been irrevocably deposited in trust to effect such redemption.

     Under the North Carolina Business Corporation Act (the "Act"), the holders of outstanding Series A Preferred Shares are entitled to vote as a separate voting group (if shareholder voting is otherwise required by the Act and even though the Amended and Restated Articles of Incorporation provide that such shares are nonvoting shares) on a proposed amendment to the Company's Amended and Restated Articles of Incorporation if the amendment would affect the Series A Preferred Shares in ways specified in the Act, including an increase or decrease in the authorized Series A Preferred Shares, a change in the designation, rights, preferences or limitations of all or part of the Series A Preferred Shares or the creation of a new class of shares having rights or preferences with respect to the payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of the Company that are prior, superior or substantially equal to the Series A Preferred Shares.


Conversion Rights

     The terms and conditions, if any, upon which shares of any class or series of Preferred Shares are convertible into Common Shares will be set forth in the applicable Prospectus Supplement relating thereto. Such terms will include the number of shares of Common Shares into which the Preferred Shares are convertible, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders of the Preferred Shares or the Company, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such Preferred Shares.

Restrictions on Ownership and Transfer

     As discussed above under "Description of Common Shares-Restrictions on Ownership and Transfer," for the Company to qualify as a REIT under the Code, not more than 50% in value of its outstanding capital stock may be owned, actually or constructively, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year, and the capital stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (or during a proportionate part of a shorter taxable year). In addition, rent from Related Party Tenants (as defined above) is not qualifying income for purposes of the gross income tests under the Code. See "Certain Federal Income Tax Considerations--Taxation of the Company as a REIT-Requirements for Qualification" and "--Income Tests." Therefore, with regards to the Company's Articles of Restatement as heretofore or hereafter amended each class or series of Preferred Shares will contain certain provisions restricting the ownership and transfer of the Preferred Shares (collectively, the "Preferred Share Ownership Limit"). Except as otherwise described in the applicable Prospectus Supplement relating thereto, the provisions of the Company's Articles as heretofore or hereafter amended relating to the Preferred Share Ownership Limit for any class or series of Preferred Shares (other than the Series A Preferred Shares, with respect to which the Preferred Share Ownership Limit differs slightly from that described below) will provide as follows:

     The Preferred Share Ownership Limit provision will provide that, subject to certain exceptions contained in such Articles of Restatement, no holder of Preferred Shares may own, or be deemed to own by virtue of the constructive ownership provisions of the Code, Preferred Shares in excess of the lesser of
(i) 9.8% of the Preferred Shares issued in the offering, (ii) if such Preferred Shares are convertible into Common Shares, an amount of Preferred Shares which, if so converted at a time when all outstanding convertible shares was converted into Common Shares, would cause any Person to own, actually or constructively, Common Shares in violation of the Ownership Limit or the Existing Holder Limit,
(iii) an amount of Preferred Shares which would cause five or fewer individuals to own, actually or constructively, more then 49% in value of the Company's outstanding capital stock (in the aggregate), or (iv) an amount of Preferred Shares which would cause any Person (other than Stanley K. Tanger, Steven B. Tanger and certain members of their families and affiliates) to own, actually or constructively, more than 9.8% in value of the Company's outstanding capital stock (in the aggregate). The constructive ownership rules are complex and may cause Preferred Shares owned actually or constructively by a group of related individuals and/or entities to be deemed to be actually or constructively owned by one individual or entity. As a result, the acquisition of Preferred Shares (or the acquisition of an interest in any entity which owns Preferred Shares or Common Shares) by an individual or entity could cause that individual or entity (or another individual or entity) to own constructively Preferred Shares in excess of the Preferred Share Ownership Limit.

     To the extent that any person purports to convert Preferred Shares into Common Shares in violation of either the Ownership Limit or the Preferred Share Ownership Limit, and to the extent that any person would own or purport to acquire Preferred Shares in excess of the Preferred Share Ownership Limit, then, depending upon the circumstances, as set forth below, (i) such conversion of Preferred Shares or the purported acquisition of such excess Preferred Shares would be void, (ii) such Preferred Shares would be automatically converted to Excess Preferred Shares which have limited economic rights, or (iii) such Preferred Shares would be automatically redeemed by the Company.

     Generally, an automatic redemption will occur to prevent a violation of the Preferred Share Ownership Limit that would not have occurred but for a conversion of Preferred Shares, or a redemption or open market purchase of Preferred Shares by the Company (each, a "Company Induced Event"). In the case of such an automatic redemption, the redemption price of each Preferred Shares redeemed will be (x) if a purported acquisition of Preferred Shares in which full value was paid for such Preferred Shares caused the redemption, the price per share paid for the Preferred Shares or (y) if the transaction that resulted in the redemption was not an acquisition of Preferred Shares in which the full value was paid for such Preferred Shares (e.g. a Company Induced Event relating to shares held by others), a price per share equal to the market price of the shares on the date of the purported transfer that resulted in the redemption. Any dividend or other distribution paid to a holder of redeemed Preferred Shares (prior to the discovery by the Company that such shares have been automatically redeemed by the Company as described above) will be required to be repaid to the Company upon demand.

     A transfer of Preferred Shares or other event that, if effective, would result in a violation of the Preferred Share Ownership Limit (other than a violation which would not have occurred but for a Company Induced Event) will be null and void. In addition, the Company's Articles as heretofore or hereafter amended will provide that Preferred Shares that would otherwise be actually or constructively owned by a person (a "Prohibited Transferee") in excess of the Preferred Share Ownership Limit as a result of such transfer or other event will be automatically exchanged for Excess Preferred Shares, a separate class of Preferred Shares that will automatically be transferred to a trust for the benefit of a charitable beneficiary, effective as of the close of business on the business day prior to the purported acquisition by the Prohibited Transferee. While such shares are held in trust, the trustee will have all voting rights with respect to the shares, and all dividends or distributions paid on such shares will be paid to the trustee of the trust for the benefit of the charitable beneficiary (any dividend or distribution paid on capital shares prior to the discovery by the Company that such shares have been automatically transferred to the trust must, upon demand, be paid over to the trustee for the benefit of the charitable beneficiary). Within 20 days of receiving notice from the Company of the transfer of shares to the trust, the trustee of the trust will be required to sell the shares held in the trust to a person who may own such shares without violating the ownership restrictions (a "Permitted Holder"). Upon such sale, the Excess Preferred Shares will be automatically converted into Preferred Shares, and the price paid for the shares by the Permitted Holder will be distributed to the Prohibited Transferee to the extent of the lesser of (i) the price paid by the Prohibited Transferee for the shares or, in the case of a transfer of shares to a trust resulting from an event other than an actual acquisition of shares by a Prohibited Transferee, the fair market value, on the date of transfer to the trust, of the shares so transferred or (ii) the fair market value of the shares on the date of transfer by the trustee. Any proceeds in excess of this amount will be paid to the charitable beneficiary. In addition, the Company would have the right, during the time period prior to the sale of the Excess Preferred Shares by the trustee, to purchase all or any portion of such shares from the trustee at a price equal to the lesser of (i) the price paid by the Prohibited Transferee for the shares or, in the case of a transfer of shares to a trust resulting from an event other than an actual acquisition of shares by a Prohibited Transferee, the fair market value, on the date of transfer to the trust, of the shares so transferred or (ii) the fair market value of the shares on the date the Company exercise its option to purchase the shares.

     In addition, if the Board of Directors shall at any time determine in good faith that any person intends to own or acquire, has purported to own or acquire or may own or acquire actual or constructive ownership of any Preferred Shares in violation of the Preferred Share Ownership Limit, the Board of Directors is authorized to take such action as it deems advisable to refuse to give effect to or to prevent such ownership or acquisition, including, but not limited to, (i) causing the Company to redeem such shares at the market price thereof determined on the earlier of the date of such redemption and the date of such purported ownership or acquisition, and upon such other terms and conditions (including limited notice or no notice, except as otherwise required by law) as may be specified by the Board of Directors in its sole discretion, (ii) refusing to give effect to such ownership or acquisition on the books of the Company or
(iii) instituting proceedings to enjoin such ownership or acquisition.

     The Board of Directors will be entitled to waive the Preferred Share Ownership Limit with respect to a particular shareholder if evidence satisfactory to the Board of Directors and the Company's tax counsel is presented that such ownership will not then or in the future jeopardize the Company's status as a REIT. As a condition of such waiver, the Board of Directors may require opinions of counsel satisfactory to it and/or an understanding from the applicant with respect to preserving the REIT status of the Company.

     All certificates representing Preferred Shares will bear a legend referring to the restrictions described above.

     All persons who own a specified percentage (or more) of the outstanding capital shares of the Company must file an affidavit with the Company containing information regarding their ownership of shares as set forth in the Treasury Regulations. Under current Treasury Regulations, the percentage is set between one-half of one percent and five percent, depending on the number of record holders of capital shares. In addition, each shareholder shall upon demand be required to disclose to the Company in writing such information with respect to the direct, indirect, and constructive ownership of capital shares of the Company as the Board of Directors deems necessary to comply with the provisions of the Code applicable to a REIT or to comply with the requirements of any taxing authority or governmental agency.

                        DESCRIPTION OF DEPOSITARY SHARES

General

     The Company may issue receipts ("Depositary Receipts") for Depositary Shares, each of which will represent a fractional interest of a share of a particular class or series of Preferred Shares, as specified in the applicable Prospectus Supplement. Preferred Shares of each class or series represented by Depositary Shares will be deposited under a separate Deposit Agreement (each, a "Deposit Agreement") among the Company, the depositary named therein (the "Preferred Share Depositary") and the holders from time to time of the Depositary Receipts. Subject to the terms of the Deposit Agreement, each owner of a Depositary Receipt will be entitled, in proportion to the fractional interest of a share of a particular class or series of Preferred Shares represented by the Depositary Shares evidenced by such Depositary Receipt, to all the rights and preferences of the Preferred Shares represented by such Depositary Shares (including dividend, voting, conversion, redemption and liquidation rights).

     The Depositary Shares will be evidenced by Depositary Receipts issued pursuant to the applicable Deposit Agreement. Immediately following the issuance and delivery of the Preferred Shares by the Company to the Preferred Share Depositary, the Company will cause the Preferred Share Depositary to issue, on behalf of the Company, the Depositary Receipts. Copies of the applicable form of Deposit Agreement and Depositary Receipt may be obtained from the Company upon request, and the following summary is qualified in its entirety by reference thereto.

Dividends and Other Distributions

     The Preferred Share Depositary will distribute all cash dividends or other cash distributions received in respect of the Preferred Shares to the record holders of Depositary Receipts evidencing the related Depositary Shares in proportion to the number of such Depositary Receipts owned by such holders, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the Preferred Share Depositary.

     In the event of a distribution other than in cash, the Preferred Share Depositary will distribute property received by it to the record holders of Depositary Receipts entitled thereto, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the Preferred Share Depositary, unless the Preferred Share Depositary determines that it is not feasible to make such distribution, in which case the Preferred Share Depositary may, with the approval of the Company sell such property and distribute the net proceeds from such sale to such holders.

Withdrawal

     Upon surrender of the Depositary Receipts at the corporate trust office of the Preferred Share Depositary (unless the related Depositary Shares have previously been called for redemption or converted), the holders thereof will be entitled to delivery at such office, to or upon such holder's order, of the number of whole or fractional Preferred Shares and any money or other property represented by the Depositary Shares evidenced by such Depositary Receipts. Holders of Depositary Receipts will be entitled to receive whole or fractional shares of the related Preferred Shares on the basis of the proportion of Preferred Shares represented by each Depositary Share as specified in the applicable Prospectus Supplement, but holders of such Preferred Shares will not thereafter be entitled to receive Depositary Shares therefor. If the Depositary Receipts delivered by the holder evidence a number of Depositary Shares in excess of the number of Depositary Shares representing the number of Preferred Shares to be withdrawn, the Preferred Share Depositary will deliver to such holder at the same time a new Depositary Receipt evidencing such excess number of Depositary Shares.

Redemption

     Whenever the Company redeems Preferred Shares held by the Preferred Share Depositary, the Preferred Share Depositary will redeem as of the same redemption date the number of Depositary Shares representing the Preferred Shares so redeemed, provided the Company shall have paid in full to the Preferred Share Depositary the redemption price of the Preferred Shares to be redeemed plus an amount equal to any accrued and unpaid dividends thereon to the date fixed for redemption. The redemption price per Depositary Share will be equal to the related fractional interest of the redemption price and any other amounts per share payable with respect to the Preferred Shares. If fewer than all the Depositary Shares are to be redeemed, the Depositary Shares to be redeemed will be selected pro rata (as nearly as may be practicable without creating fractional Depositary Shares) or by any other equitable method determined by the Company that will not result in the automatic redemption of the Preferred Shares or the automatic conversion of Preferred Shares into Excess Preferred Shares which are transferred to a charitable trust (see "Description of Preferred Shares -- Restrictions on Ownership and Transfer").

     After the date fixed for redemption, the Depositary Shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the Depositary Receipts evidencing the Depositary Shares so called for redemption will cease, except the right to receive any moneys payable upon such redemption and any money or other property to which the holders of such Depositary Receipts are entitled upon such redemption upon surrender thereof to the Preferred Share Depositary.

Voting

     Upon receipt of notice of any meeting at which the holders of the Preferred Shares are entitled to vote, the Preferred Share Depositary will mail the information contained in such notice of meeting to the record holders of the Depositary Receipts evidencing the Depositary Shares which represent such Preferred Shares. Each record holder of Depositary Receipts evidencing Depositary Shares on the record date (which will be the same date as the record date for the Preferred Shares) will be entitled to instruct the Preferred Share Depositary as to the exercise of the voting rights pertaining to the amount of Preferred Shares represented by such holder's Depositary Shares. The Preferred Share Depositary will vote the amount of Preferred Shares represented by such Depositary Shares in accordance with such instructions, and the Company will agree to take all reasonable action which may be deemed necessary by the Preferred Share Depositary in order to enable the Preferred Share Depositary to do so. The Preferred Share Depositary will abstain from voting the amount of Preferred Shares represented by such Depositary Shares to the extent that it does not receive specific instructions from the holders of Depositary Receipts evidencing such Depositary Shares. The Preferred Share Depositary shall not be responsible for any failure to carry out any instruction to vote, or for the manner or effect of any such vote made, as long as any such action or non-action is in good faith and does not result from negligence or willful misconduct of the Preferred Share Depositary.

Liquidation Preference

      In the event of the liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of each Depositary Share will be entitled to the fractional interest of the liquidation preference accorded each Preferred Share represented by the Depositary Share evidenced by the Depositary Receipt, as set forth in the applicable Prospectus Supplement.

Conversion

     The Depositary Shares, as such, are not convertible or exchangeable into Common Shares or any other securities or property of the Company, except in connection with certain conversions in connection with the preservation of the Company's status as a REIT. See "Description of Preferred Shares -- Restrictions on Ownership." Nevertheless, if the Preferred Shares represented by such Depositary Shares are specified in the applicable Prospectus Supplement to be convertible into Common Shares or other Preferred Shares, the Depositary Receipts evidencing such Depositary Shares may be surrendered by holders thereof to the Preferred Share Depositary with written instructions to the Preferred Share Depositary to instruct the Company to cause conversion of such Preferred Shares into whole Common Shares or other Preferred Shares (including Excess Preferred Shares) of the Company, and the Company has agreed that upon receipt of such instructions and any amounts payable in respect thereof, it will cause the conversion thereof utilizing the same procedures as those provided for delivery of Preferred Shares to effect such conversion. If the Depositary Shares evidenced by a Depositary Receipt are to be converted in part only, a new Depositary Receipt or Receipts will be issued for any Depositary Shares not to be converted. No fractional Common Shares will be issued upon conversion, and if such conversion will result in a fractional share being issued, an amount will be paid in cash by the Company equal to the value of the fractional interest based upon the closing price of the Common Shares on the last business day prior to the conversion.

Amendment and Termination of the Deposit Agreement

     The Depositary Receipt evidencing the Depositary Shares which represent the Preferred Shares and any provision of the Deposit Agreement may at any time be amended by agreement between the Company and the Preferred Share Depositary. However, any amendment that materially and adversely alters the rights of the holders of Depositary Receipts or that would be materially and adversely inconsistent with the rights granted to the holders of the related Preferred Shares will not be effective unless such amendment has been approved by the existing holders of at least two-thirds of the Depositary Shares evidenced by the Depositary Receipts then outstanding. No amendment shall impair the right, subject to certain exceptions in the Depositary Agreement, of any holder of Depositary Receipts to surrender any Depositary Receipt with instructions to deliver to the holder the related Preferred Shares and all money and other property, if any, represented thereby, except in order to comply with law. Every holder of an outstanding Depositary Receipt at the time any such amendment becomes effective shall be deemed, by continuing to hold such Receipt, to consent and agree to such amendment and to be bound by the Depositary Receipt or Deposit Agreement, as the case may be, as amended thereby.

     The Deposit Agreement may be terminated by the Company upon not less than 30 days' prior written notice to the Preferred Share Depositary if (i) such termination is necessary to preserve the Company's status as a REIT or (ii) a majority of each series of Preferred Shares affected by such termination consents to such termination, whereupon the Preferred Share Depositary shall deliver or make available to each holder of Depositary Receipts, upon surrender of the Depositary Receipts held by such holder, such number of whole or fractional Preferred Shares as are represented by the Depositary Shares evidenced by such Depositary Receipts, together with any other property held by the Preferred Share Depositary with respect to such Depositary Receipt. The Company has agreed that if the Deposit Agreement is terminated to preserve the Company's status as a REIT, then the Company will use its best efforts to list the Preferred Shares issued upon surrender of the related Depositary Shares on a national securities exchange. In addition, the Deposit Agreement will automatically terminate if (i) all outstanding Depositary Shares shall have been redeemed, (ii) there shall have been a final distribution in respect of the related Preferred Shares in connection with any liquidation, dissolution or winding up of the Company and such distribution shall have been distributed to the holders of Depositary Receipts evidencing such Depositary Shares representing the Preferred Shares or (iii) all outstanding Preferred Shares shall have been converted into Common Shares or other Preferred Shares of the Company.

Charges of Preferred Share Depositary

     The Company will pay all transfer and other taxes and governmental charges arising solely from the existence of the Deposit Agreement. In addition, the Company will pay the fees and expenses of the Preferred Share Depositary in connection with the performance of its duties under the Deposit Agreement. However, holders of Depositary Receipts will pay certain other transfer and other taxes and governmental charges, as well as the fees and expenses of the Preferred Share Depositary for any duties requested by such holder to be performed which are outside of those expressly provided for in the Deposit Agreement.

Resignation and Removal of Depositary

     The Preferred Share Depositary may resign at any time by delivering to the Company notice of its election to do so, and the Company may at any time remove the Preferred Share Depositary, any such resignation or removal to take effect upon the appointment of a successor Preferred Share Depositary. A successor Preferred Share Depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

Miscellaneous

     The Preferred Share Depositary will forward to holders of Depositary Receipts any reports and communications from the Company which are received by the Preferred Share Depositary with respect to the related Preferred Shares.

     Neither the Preferred Share Depositary nor the Company will be liable if it is prevented from or delayed in, by law or any circumstances beyond its control, performing its obligations under the Deposit Agreement. The obligations of the Company and the Preferred Share Depositary under the Deposit Agreement will be limited to performing their duties thereunder in good faith and without negligence (in the case of any action or inaction in the voting of Preferred Shares represented by the Depositary Shares), gross negligence or willful misconduct, and the Company and the Preferred Share Depositary will not be obligated to prosecute or defend any legal proceeding in respect of any Depositary Receipts, Depositary Shares or any Preferred Shares represented thereby unless satisfactory indemnity is furnished. The Company and the Preferred Share Depositary may rely on written advice of counsel or accountants, or information provided by persons presenting Preferred Shares represented thereby for deposit, holders of Depositary Receipts or other persons believed in good faith to be competent to give such information, and on documents believed in good faith to be genuine and signed by a proper party.

     In the event the Preferred Share Depositary shall receive conflicting claims, requests or instructions from any holders of Depositary Receipts, on the one hand, and the Company, on the other hand, the Preferred Share Depositary shall be entitled to act on such claims, requests or instructions received from the Company.

                       RATIOS OF EARNINGS TO FIXED CHARGES

     The ratios of earnings to fixed charges plus preferred dividend requirements for the Company and the Operating Partnership for the year ended December 31, 1995 was 1.80 and for the years ended December 31, 1994, 1993, 1992 and 1991 was 2.08, 2.19, 1.22 and 1.08, respectively. The ratios of earnings to fixed charges excluding preferred dividend requirements for the Company and the Operating Partnership for the year ended December 31, 1995 was 2.23 and for the years ended December 31, 1994, 1993, 1992 and 1991 was 4.19, 2.27, 1.22 and
1.08, respectively.

     For purposes of these computations, earnings consist of income (loss) before gain on sale of land, minority interest and extraordinary items plus fixed charges (excluding capitalized interest and preferred dividends). Fixed charges consist of interest costs (whether expensed or capitalized) and amortization of debt issue costs (whether expensed or capitalized), while preferred dividend requirements consist of distributions on outstanding preferred shares.

                    CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

     The following summary of certain federal income tax considerations to the Company is based on current law, is for general purposes only, and is not tax advice. The summary addresses the material federal income tax considerations relating to the Company's REIT status, as well as material federal income tax considerations relating to the Operating Partnership. The tax treatment of a holder of any of the Offered Securities will vary depending upon the terms of the specific securities acquired by such holder, as well as his particular situation, and this discussion does not attempt to address any aspects of federal income taxation relating to holders of Offered Securities. Certain federal income tax considerations relevant to holders of the Offered Securities will be provided in the applicable Prospectus Supplement relating thereto.

     EACH INVESTOR IS ADVISED TO CONSULT THE APPLICABLE PROSPECTUS SUPPLEMENT, AS WELL AS HIS OWN TAX ADVISOR, REGARDING THE TAX CONSEQUENCES TO HIM OF THE PURCHASE, OWNERSHIP AND SALE OF THE OFFERED SECURITIES, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP AND SALE AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

Taxation of the Company as a REIT

     General. Commencing with its taxable year ending December 31, 1993, the Company has elected to be taxed as a real estate investment trust under Sections 856 through 860 of the Code. The Company believes that, commencing with its taxable year ending December 31, 1993, it has been organized and is operating in such a manner as to qualify for taxation as a REIT under the Code, and the Company intends to continue to operate in such a manner, but no assurance can be given that it has operated or will operate in a manner so as to qualify or remain qualified.

     These sections of the Code are highly technical and complex. The following sets forth the material aspects of the sections that govern the federal income tax treatment of a REIT and its shareholders. This summary is qualified in its entirety by the applicable Code provisions, rules and regulations promulgated thereunder, and administrative and judicial interpretations thereof. Latham & Watkins has acted as tax counsel to the Company in connection with the sale of the Offered Securities and the Company's election to be taxed as a REIT.


     As a condition to the closing of each offering of Offered Securities, as otherwise specified in the applicable Prospectus Supplement, tax counsel to the Company will render an opinion to the Company to the effect that, commencing with the Company's taxable year ending December 31, 1993, the Company has been organized in conformity with the requirements for qualification and taxation as a REIT, and its proposed method of operation will enable it to meet the requirements for qualification and taxation as a REIT under the Code. In rendering its opinion, tax counsel to the Company will rely upon qualified North Carolina counsel as to certain matters of North Carolina law. It must be emphasized that this opinion will be based on various assumptions and will be conditioned upon certain representations to be made by the Company as to factual matters and that such tax counsel to the Company undertakes no obligation hereby to update any such opinion subsequent to its date. In addition, this opinion will be based upon the factual representations of the Company as set forth in this Prospectus and assumes that the actions described in this Prospectus are completely in a timely fashion. Moreover, such qualification and taxation as a REIT depends upon the Company's ability to meet, through actual annual operating results, distribution levels and diversity of stock ownership, the various qualification tests imposed under the Code discussed below, the results of which have not been and will not be reviewed by such tax counsel to the Company. Accordingly, no assurance can be given that the actual results of the Company's operation of any particular taxable year have satisfied or will satisfy such requirements. See "-Failure to Qualify."


     If the Company qualifies for taxation as a REIT, it generally will not be subject to federal corporate income taxes on its net income that is currently distributed to shareholders. This treatment substantially eliminates the "double taxation" (at the corporate and shareholder levels) that generally results from investment in a corporation. However, the Company will be subject to federal income tax as follows: First, the Company will be taxed at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains. Second, under certain circumstances, the Company may be subject to the "alternative minimum tax" on its items of tax preference. Third, if the Company has (i) net income from the sale or other disposition of "foreclosure property" which is held primarily for sale to customers in the ordinary course of business or (ii) other nonqualifying income from foreclosure property, it will be subject to tax at the highest corporate rate on such income. Fourth, if the Company has net income from prohibited transactions (which are, in general, certain sales or other dispositions of property held primarily for sale to customers in the ordinary course of business other than foreclosure property), such income will be subject to a 100% tax. Fifth, if the Company should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), but has nonetheless maintained its qualification as a REIT because certain other requirements have been met, it will be subject to a 100% tax on an amount equal to (a) the gross income attributable to the greater of the amount by which the Company fails the 75% or 95% test, multiplied by (b) a fraction intended to reflect the Company's profitability. Sixth, if the Company should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year, and (iii) any undistributed taxable income from prior periods, the Company would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Seventh, with respect to an asset (a "Built-in Gain Asset") acquired by the Company from a corporation which is or has been a C corporation (i.e., generally a corporation subject to full corporate-level tax) in a transaction in which the basis of the Built-in Gain Asset in the hands of the Company is determined by reference to the basis of the asset in the hands of the C corporation, if the Company recognizes gain on the disposition of such asset during the 10 year period (the "Recognition Period") beginning on the date on which such asset was acquired by the Company, then, to the extent of the Built-in Gain (i.e., the excess of (a) the fair market value of such asset over (b) the Company's adjusted basis in such asset, determined as of the beginning of the Recognition Period), such gain will be subject to tax at the highest regular corporate rate pursuant to IRS regulations that have not yet been promulgated. The results described above with respect to the recognition of Built-in Gain assume that the Company will make an election pursuant to IRS Notice 88-19.

     Requirements for Qualification. The Code defines a REIT as a corporation, trust or association (1) which is managed by one or more trustees or directors;
(2) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest; (3) which would be taxable as a domestic corporation, but for Sections 856 through 859 of the Code; (4) which is neither a financial institution nor an insurance company subject to certain provisions of the Code; (5) the beneficial ownership of which is held by 100 or more persons; (6) during the last half of each taxable year not more than 50% in value of the outstanding stock of which are owned, directly or constructively, by five or fewer individuals (as defined in the Code to include certain entities); and (7) which meets certain other tests, described below, regarding the nature of its income and assets. The Code provides that conditions (1) to
(4), inclusive, must be met during the entire taxable year and that condition
(5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Conditions
(5) and (6) will not apply until after the first taxable year for which an election is made to be taxed as a REIT.

     The Company has satisfied conditions (5) and (6). In addition, the Company's Amended and Restated Articles of Incorporation provide for restrictions regarding the transfer of shares, which restrictions are intended to assist the Company in continuing to satisfy the share ownership requirements described in (5) and (6) above. Such transfer restrictions are described generally in "Description of Common Shares-Restrictions on Ownership" and "Description of Preferred Shares-Restrictions on Ownership." There can be no assurance, however, that such transfer restrictions will in all cases prevent a violation of the share ownership provisions described in (5) and (6) above.

     In the case of a REIT which is a partner in a partnership, Treasury Regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership and will be deemed to be entitled to the income of the partnership attributable to such share. In addition, the character of the assets and gross income of the partnership shall retain the same character in the hands of the REIT for purposes of Section 856 of the Code, including satisfying the gross income tests and the asset tests. Thus, the Company's proportionate share of the assets, liabilities and items of income of the Operating Partnership will be treated as assets, liabilities and items of income of the Company for purposes of applying the requirements described herein. A summary of the rules governing the federal income taxation of partnerships and their partners is provided below in "Tax Aspects of the Operating Partnership."

     Income Tests. In order to maintain qualification as a REIT, the Company annually must satisfy three gross income requirements. First, at least 75% of the Company's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents from real property" and, in certain circumstances, interest) or from certain types of temporary investments. Second, at least 95% of the Company's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property investments, dividends, interest and gain from the sale or disposition of stock or securities (or from any combination of the foregoing). Third, short-term gain from the sale or other disposition of stock or securities, gain from prohibited transactions and gain on the sale or other disposition of real property held for less than four years (apart from involuntary conversions and sales of foreclosure property) must represent less than 30% of the Company's gross income (including gross income from prohibited transactions) for each taxable year.

     Rents received by the Company will qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales. Second, the Code provides that rents received from a tenant will not qualify as "rents from real property" in satisfying the gross income tests if the REIT, or an owner of 10% or more of the REIT, directly or constructively owns 10% or more of such tenant (a "Related Party Tenant"). Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property." Finally, for rents received to qualify as "rents from real property," the REIT generally must not operate or manage the property or furnish or render services to the tenants of such property, other than through an independent contractor from whom the REIT derives no revenue, provided, however, the Company may directly perform certain services that are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered "rendered to the occupant" of the property. The Company has not and will not (i) charge rent for any property that is based in whole or in part on the income or profits of any person (except by reason of being based on a percentage of receipts or sales, as described above), (ii) rent any property to a Related Party Tenant, (iii) derive rental income attributable to personal property (other than personal property leased in connection with the lease of real property, the amount of which is less that 15% of the total rent received under the lease), or (iv) perform services considered to be rendered to the occupant of the property, other than through an independent contractor from whom the Company derives no revenue.

     The term "interest" generally does not include any amount received or accrued (directly or indirectly) if the determination of such amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "interest" solely by reason of being based on a fixed percentage or percentages of receipts or sales.

     If the Company fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. These relief provisions will be generally available if the Company's failure to meet such tests was due to reasonable cause and not due to willful neglect, the Company attaches a schedule of the sources of its income to its return, and any incorrect information on the schedule was not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances the Company would be entitled to the benefit of these relief provisions. As discussed above under "--General," even if these relief provisions apply, a tax would be imposed with respect to the excess net income.

     Asset Tests. The Company, at the close of each quarter of its taxable year, must also satisfy three tests relating to the nature of its assets. First, at least 75% of the value of the Company's total assets must be represented by real estate assets (including (i) its allocable share of real estate assets held by partnerships in which the Company owns an interest and (ii) stock or debt instruments held for not more than one year purchased with the proceeds of a stock offering or long-term (at least five years) debt offering of the Company), cash, cash items and government securities. Second, not more than 25% of the Company's total assets may be represented by securities other than those in the 75% asset class. Third, of the investments included in the 25% asset class, the value of any one issuer's securities owned by the Company may not exceed 5% of the value of the Company's total assets and the Company may not own more than 10% of any one issuer's outstanding voting securities.

     Annual Distribution Requirements. The Company, in order to qualify as a REIT, is required to distribute dividends (other than capital gain dividends) to its shareholders in an amount at least equal to (A) the sum of (i) 95% of the Company's "REIT taxable income" (computed without regard to the dividends paid deduction and the Company's net capital gain) and (ii) 95% of the net income (after tax), if any, from foreclosure property, minus (B) the sum of certain items of noncash income. In addition, if the Company disposes of any Built-In Gain Asset during its Recognition Period, the Company will be required, pursuant to IRS regulations which have not yet been promulgated, to distribute at least 95% of the Built-in Gain (after tax), if any, recognized on the disposition of such asset. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before the Company timely files its tax return for such year and if paid on or before the first regular dividend payment after such declaration. To the extent that the Company does not distribute all of its net capital gain or distributes at least 95%, but less than 100%, of its "REIT taxable income," as adjusted, it will be subject to tax thereon at regular ordinary and capital gain corporate tax rates. The Company intends to make timely distributions sufficient to satisfy these annual distribution requirements.

     It is possible that the Company, from time to time, may not have sufficient cash or other liquid assets to meet the distribution requirements described above due to timing differences between (i) the actual receipt of income and actual payment of deductible expenses and (ii) the inclusion of such income and deduction of such expenses in arriving at taxable income of the Company. In the event that such timing differences occur, in order to meet the distribution requirements, the Company may find it necessary to arrange for short-term, or possibly long-term, borrowings or to pay dividends in the form of taxable stock dividends.

     Under certain circumstances, the Company may be able to rectify a failure to meet the distribution requirement for a year by paying "deficiency dividends" to shareholders in a later year, which may be included in the Company's deduction for dividends paid for the earlier year. Thus, the Company may be able to avoid being taxed on amounts distributed as deficiency dividends; however, the Company will be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

     Furthermore, if the Company should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain income for such year, and (iii) any undistributed taxable income from prior periods, the Company would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed.

Failure to Qualify

     If the Company fails to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, the Company will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Such a failure to qualify for taxation as a REIT could have an adverse effect on the market value and marketability of the Offered Securities. Distributions to shareholders in any year in which the Company fails to qualify will not be deductible by the Company nor will they be required to be made. As a result, the Company's failure to qualify as a REIT would reduce the cash available for distribution by the Company to its shareholders. In addition, if the Company fails to qualify as a REIT, all distributions to shareholders will be taxable as ordinary income to the extent of current and accumulated earnings and profits, and, subject to certain limitations of the Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, the Company will also be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances the Company would be entitled to such statutory relief.

Tax Aspects of the Operating Partnership

     General. Substantially all of the Company's investments are held through the Operating Partnership. In general, partnerships are "pass-through" entities which are not subject to federal income tax. Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership, and are potentially subject to tax thereon, without regard to whether the partners receive a distribution from the partnership. The Company includes in its income its proportionate share of the foregoing Operating Partnership items for purposes of the various REIT income tests and in the computation of its REIT taxable income. Moreover, for purposes of the REIT asset tests, the Company includes its proportionate share of assets held by the Operating Partnership.

     Entity Classification. The Company's interest in the Operating Partnership involves special tax considerations, including the possibility of a challenge by the IRS of the status of the Operating Partnership as a partnership (as opposed to an association taxable as a corporation) for federal income tax purposes. If the Operating Partnership is treated as an association, it would be taxable as a corporation and therefore subject to an entity-level tax on its income. In such a situation, the character of the Company's assets and items of gross income would change, which would preclude the Company from satisfying the asset tests and the income tests (see "--Asset Tests" and "--Income Tests"), and in turn would prevent the Company from qualifying as a REIT. See "--Failure to Qualify" above for a discussion of the effect of the Company's failure to meet such tests for a taxable year. In addition, any change in the Operating Partnership's status for tax purposes might be treated as a taxable event in which case the Company might incur a tax liability without any related cash distributions.

     An organization formed as a partnership will be treated as a partnership for federal income tax purposes rather than as a corporation only if it has no more than two of the four corporate characteristics that the Treasury Regulations use to distinguish a partnership from a corporation for tax purposes. These four characteristics are (i) continuity of life, (ii) centralization of management, (iii) limited liability and (iv) free transferability of interests. The Operating Partnership has not requested, and does not intend to request, a ruling from the IRS that it will be treated as a partnership for federal income tax purposes. Instead, in connection with each offering of Offered Securities, tax counsel to the Company will deliver an opinion to the Company to the effect that based on the provisions of the Operating Partnership's partnership agreement (the "Partnership Agreement"), certain factual assumptions and certain representations described in the opinion, the Operating Partnership will be treated as a partnership for federal income tax purposes. In rendering this opinion, tax counsel to the Company will rely on the opinion of qualified North Carolina counsel as to certain matters of North Carolina law. Unlike a private letter ruling, an opinion of counsel is not binding on the IRS and no assurance can be given that the IRS will not challenge the status of the Operating Partnership as a partnership for federal income tax purposes. If such a challenge was sustained by a court, the Operating Partnership would be treated as a corporation for federal income tax purposes.

     Tax Allocations with Respect to the Properties. Pursuant to Section 704(c) of the Code, income, gain, loss and deduction attributable to appreciated or depreciated property (such as the Properties) that is contributed to a partnership in exchange for an interest in the Partnership, must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss is generally equal to the difference between the fair market value of contributed property at the time of contribution, and the adjusted tax basis of such property at the time of contribution (a "Book-Tax Difference"). Such allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. The Operating Partnership was formed by way of contributions of appreciated property (including the Properties). Consequently, the Partnership Agreement requires such allocations to be made in a manner consistent with
Section 704(c) of the Code.

     In general, the Tanger Family Partnership will be allocated lower amounts of depreciation deductions for tax purposes than such deductions would be if determined on a pro rata basis. In addition, in the event of the disposition of any of the contributed assets (including the Properties) which have a Book-Tax Difference, all income attributable to such Book-Tax Difference will generally be allocated to the Tanger Family Partnership, and the Company will generally be allocated only its share of capital gains attributable to appreciation, if any, occurring after the closing of any offering of Offered Securities. This will tend to eliminate the Book-Tax Difference over the life of the Operating Partnership. However, the special allocation rules of Section 704(c) do not always entirely eliminate the Book-Tax Difference on an annual basis or with respect to a specific taxable transaction such as a sale. Thus, the carryover basis of the contributed assets in the hands of the Operating Partnership will cause the Company to be allocated lower depreciation and other deductions, and possibly amounts of taxable income in the event of a sale of such contributed assets in excess of the economic or book income allocated to it as a result of such sale. This may cause the Company to recognize taxable income in excess of cash proceeds, which might adversely affect the Company's ability to comply with the REIT distribution requirements. See "--Annual Distribution Requirements."

     Treasury Regulations under Section 704(c) of the Code provide partnerships with a choice of several methods of accounting for Book-Tax Differences, including retention of the "traditional method" under current law, or the election of certain methods which would permit any distortions caused by a Book-Tax Difference to be entirely rectified on an annual basis or with respect to a specific taxable transaction such as a sale. The Operating Partnership and the Company have determined to use the "traditional method" for accounting for Book-Tax Differences with respect to the Properties initially contributed to the Partnership. As a result of such determination, distributions to shareholders will be comprised of a greater portion of taxable income rather than a return of capital. The Operating Partnership and the Company have not determined which of the alternative methods of accounting for Book-Tax Differences will be elected with respect to Properties contributed to the Partnership in the future.

     With respect to the Properties initially contributed to the Operating Partnership by the Company, as well as any property purchased by the Operating Partnership subsequent to the admission of the Company to the Operating Partnership, such property will initially have a tax basis equal to its fair market value and Section 704(c) of the Code will not apply.

     Basis in Operating Partnership Interest. The Company's adjusted tax basis in its interest in the Operating Partnership generally (i) will be equal to the amount of cash and the basis of any other property contributed to the Operating Partnership by the Company, (ii) will be increased by (a) its allocable share of the Operating Partnership's income and (b) its allocable share of indebtedness of the Operating Partnership and (iii) will be reduced, but not below zero, by the Company's allocable share of (a) losses suffered by the Operating Partnership, (b) the amount of cash distributed to the Company and (c) by constructive distributions resulting from a reduction in the Company's share of indebtedness of the Operating Partnership.

     If the allocation of the Company's distributive share of the Operating Partnership's loss exceeds the adjusted tax basis of the Company's partnership interest in the Operating Partnership, the recognition of such excess loss will be deferred until such time and to the extent that the Company has an adjusted tax basis in its partnership interest. To the extent that the Operating Partnership's distributions, or any decrease in the Company's share of the indebtedness of the Operating Partnership (such decreases being considered a cash distribution to the partners), exceed the Company's adjusted tax basis, such excess distributions (including such constructive distributions) constitute taxable income to the Company. Such taxable income will normally be characterized as a capital gain, and if the Company's interest in the Operating Partnership has been held for longer than the long-term capital gain holding period (currently one year), the distributions and constructive distributions will constitute long-term capital gains. Under current law, capital gains and ordinary income of corporations are generally taxed at the same marginal rates.

     Sale of the Properties. The Company's share of any gain realized by the Operating Partnership on the sale of any property held by the Operating Partnership as inventory or other property held primarily for sale to customers in the ordinary course of the Operating Partnership's trade or business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. See "--Income Tests." Such prohibited transaction income may also have an adverse effect upon the Company's ability to satisfy the income tests for qualification as a REIT. See "General." Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of the Operating Partnership's trade or business is a question of fact that depends on all the facts and circumstances with respect to the particular transaction. The Operating Partnership intends to hold the Properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing, owning, and operating the Properties (and other shopping centers) and to make such occasional sales of the Properties, including peripheral land, as are consistent with the Operating Partnership's investment objectives.

Other Tax Consequences

     The Company may be subject to state or local taxation in various state or local jurisdictions, including those in which it transacts business. The state and local tax treatment of the Company may not conform to the federal income tax consequences discussed above. Consequently, prospective shareholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in the Company.

                              PLAN OF DISTRIBUTION

     The Company and the Operating Partnership may sell the Offered Securities to one or more underwriters for public offering and sale by them or may sell the Offered Securities to investors directly or through agents. Any such underwriter or agent involved in the offer and sale of the Offered Securities will be named in the applicable Prospectus Supplement.

     Underwriters may offer and sell the Offered Securities at a fixed price or prices, which may be changed, at prices related to the prevailing market prices at the time of sale or at negotiated prices. The Company and the Operating Partnership may, from time to time, authorize underwriters acting as the Company's agents to offer and sell the Offered Securities upon the terms and conditions as are set forth in the applicable Prospectus Supplement. In connection with the sale of Offered Securities, underwriters may be deemed to have received compensation from the Company or the Operating Partnership in the form of underwriting discounts or commissions and may also receive commissions from purchasers of Offered Securities for whom they may act as agent. Underwriters may sell Offered Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

     Any underwriting compensation paid by the Company or the Operating Partnership to underwriters or agents in connection with the offering of Offered Securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, are set forth in the applicable Prospectus Supplement. Underwriters, dealers and agents participating in the distribution of the Offered Securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the Offered Securities may be deemed to be underwriting discounts and commissions, under the Securities Act of 1933, as amended (the "Securities Act"). Underwriters, dealers and agents may be entitled, under agreements entered into with the Company and the Operating Partnership, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act.

     If so indicated in the applicable Prospectus Supplement, the Company and the Operating Partnership will authorize dealers acting as their agents to solicit offers by certain institutions to purchase Offered Securities from them at the public offering price set forth in such Prospectus Supplement pursuant to Delayed Delivery Contracts (the "Contracts") providing for payment and delivery on the date or dates stated in such Prospectus Supplement. Each Contract will be for an amount not less than, and the aggregate principal amount of Offered Securities sold pursuant to Contracts shall be not less nor more than, the respective amounts stated in the applicable Prospectus Supplement. Institutions with whom Contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions, but will in all cases be subject to the approval of the Company or the Operating Partnership, as the case may be. Contracts will not be subject to any conditions except (i) the purchase by an institution of the Offered Securities covered by its Contracts shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject, and (ii) if the Offered Securities are being sold to underwriters, the Company or the Operating Partnership, shall have sold to such underwriters the total principal amount of the Offered Securities less the principal amount thereof covered by Contracts.

     Certain of the underwriters and their affiliates may be customers of, engage in transactions with and perform services for the Company and the Operating Partnership in the ordinary course of business.

                                     EXPERTS

     The consolidated financial statements and related financial statement schedules included in the Company's Annual Report on Form 10-K for the year ended December 31, 1995 and incorporated by reference herein have been incorporated herein in reliance on the report of Coopers & Lybrand, L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing. The financial statements and related financial statement schedules included in the Operating Partnership's Annual Report on Form 10-K for the year ended December 31, 1995 and incorporated by reference herein have been incorporated herein in reliance on the report of Coopers & Lybrand, L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

                                  LEGAL MATTERS

     The validity of the Offered Securities will be passed upon for the Company and the Operating Partnership by Latham & Watkins, New York, New York and Vernon, Vernon, Wooten, Brown, Andrews & Garrett, P.A., Burlington, NC. Certain legal matters will be passed on for any underwriters, dealers or agents by Brown & Wood, New York, New York.

     In addition, the description of federal income tax consequences contained in this Prospectus entitled "Certain Federal Income Tax Considerations" is based upon the opinion of Latham & Watkins.

     Latham & Watkins and Brown & Wood will rely as to matters of North Carolina law on the opinions of Vernon, Vernon, Wooten, Brown, Andrews & Garret, P.A., Burlington, North Carolina.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  Other Expenses of Issuance and Distribution.

      The estimated expenses, other than underwriting discounts and commissions, in connection with the offerings of the Securities are as follows:

Securities and Exchange Commission Registration Fee .............       $ 25,862
NASD Fee ........................................................          8,000
"Blue Sky" Fees and Expenses ....................................         20,000
Printing and Engraving Expenses .................................         50,000
Legal Fees and Expenses .........................................        100,000
Fees of Rating Agencies .........................................         45,000
Accounting Fees and Expenses ....................................         50,000
Fees of Trustee (including counsel fees) ........................         10,000
Miscellaneous ...................................................         41,138
                                                                        --------
                                                                        $350,000
                                                                        ========

ITEM 15.   Indemnification of Directors and Officers.

     The Company is a North Carolina Corporation. The Company's Amended and Restated Articles of Incorporation contain a provision authorized by Section 55-2-02(b)(3) of the North Carolina Business Corporation Act (the "NC BCA") eliminating the personal liability of a director arising out of an action whether by or in the right of the corporation or otherwise for monetary damages for breach of any duty of a director, except for liability with respect to (i) acts or omissions that the director at the time of such breach knew or believed were clearly in conflict with the best interests of the corporation, (ii) any transaction from which the director derived an "improper personal benefit" as that term is defined in the NC BCA, (iii) acts or omissions occurring prior to the effective date of the Articles or (iv) acts or omissions with respect to which the NC BCA does not permit the limitation of liability.

     The Company has also adopted indemnification provisions authorized by NC BCA Section 55-8-57 which obligate the corporation:

           (1) to indemnify any person who serves or has served as a director or officer against (i) any liability for or obligation to pay reasonable expenses, including attorneys' fees, incurred by such officer or director in connection with any proceeding arising out of such director's or officer's status as such or any activities of such director or officer in such capacity and (ii) any liability for or obligation to pay any judgment, settlement, penalty or fine (including an excise tax assessed with respect to an employee benefit plan) in any such proceeding; and

           (2) to indemnify any person who serves or has served as a director or officer and who, at the request of the corporation, serves or has served as a director, officer, partner, trustee employee or agent of another corporation, partnership, joint venture, trust or other enterprise or as a trustee or administrator under an employee benefit plan against (i) any liability for or obligation to pay reasonable expenses, including attorneys' fees, incurred by such officer or director in connection with any proceeding arising out of such person's status as a director or officer of the corporation or as a director, officer, partner, trustee, employee or agent of such other corporation, partnership, joint venture, trust or other enterprise or as a trustee or administrator under an employee benefit plan or any activities of such director or officer in any of such capacities and (ii) any liability for or obligation to pay any judgment, settlement, penalty or fine (including an excise tax assessed with respect to any employee benefit plan) in any such proceeding.

     Provided however, such indemnification does not extend to any liability or expense the director or officer may incur on account of his or her activities which, at the time taken, were known or believed by such director or officer to be clearly in conflict with the best interests of the corporation.

     Pursuant to Section 55-8-51 of NC BCA, a North Carolina corporation may indemnify a director against liability in any proceeding to which the director is made a party because of his status as such if the director (i) conducted himself in good faith, (ii) reasonably believed that his conduct in his official capacity was in the corporation's best interests and, in all other cases, that his conduct was at least not opposed to the corporation's best interests and
(iii) in the case of a criminal proceeding, had no reasonable cause to believe his conduct was unlawful.

     Pursuant to Section 55-8-52 of the NC BCA, a North Carolina corporation is required to indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he is or was a director against reasonable expenses incurred by him in connection with the proceeding.

     Pursuant to Section 55-8-54 of the NC BCA, the court may order indemnification of a director of a North Carolina corporation in any proceeding to which the director is a party if the director is fairly and reasonably entitled to indemnification in view of all the relevant circumstances.

     The term "proceeding" as used herein includes any threatened, pending or completed civil, criminal, administrative or investigative action, suit or proceeding (and any appeal therein), whether formal or informal and whether or not brought by or on behalf of the corporation.

ITEM 16.  Exhibits.

      1(a)   -  Form of Underwriting Agreement for Debt Securities (filed as
                Exhibit 1(a) to Amendment No. 1 to Registrant's Registration
                Statement on Form S-3, dated January 23, 1996, File No.
                33-99736/33- 99736-01)

      1(b)   -  Form of Underwriting Agreement for Equity Securities (filed as
                Exhibit 1(b) to Amendment No. 1 to Registrant's Registration
                Statement on Form S-3, dated January 23, 1996, File No. 33-
                99736/33-99736-01)

      4(a)   -  Form of Senior Indenture(2)

      4(b)   -  Form of Subordinated Indenture (filed as Exhibit 4(b) to
                Amendment No. 1 to Registrant's Registration Statement on Form
                S-3, dated January 23, 1996, File No. 33-99736/33-99736-01)

      4(c)   -  Form of Debt Securities(1)

      4(d)   -  Form of Common Share Warrant Agreement(1)

      4(e)   -  Form of Articles of Restatement for the Preferred Shares1

      4(f)   -  Form of Preferred Share Certificate(1)

      4(g)   -  Form of Deposit Agreement1

      4(h)   -  Form of First Supplemental Indenture to Senior Indenture
                (filed as Exhibit 4(h) to Registrant's Current Report on Form
                8-K, filed on March 11, 1996)

      5(a)   -  Opinion of Vernon, Vernon, Wooten, Brown, Andrews & Garrett
                regarding the legality of the securities being registered(2)

      5(b)   -  Opinion of Latham & Watkins(2)

      8      -  Opinion of Latham & Watkins re: tax matters(2)

      12(a) - Calculation of Ratios of Earnings to Combined Fixed Charges and Preferred Stock Dividends(2)

      12(b)  -  Calculation of Ratios of Earnings to Fixed Charges(2)

      23(a)  -  Consent of Coopers & Lybrand, L.L.P.(2)

      23(b)  -  Consent of Latham & Watkins (included in Exhibit 5(b))(2)

      23(c)  -  Consent of Vernon, Vernon, Wooten, Brown, Andrews & Garrett
                (included in Exhibit 5(a))(2)

      25     -  Statement of Eligibility of Trustee on Form T-1 (filed under separate cover)(2)


- ---------------

1 To be filed by amendment or incorporated by reference in connection with the offering of Offered Securities.


2 Previously filed with the Registrant's Registration Statement on Form S-3, dated April 12, 1996, File Nos. 333-3526.




ITEM 17.  Undertakings.

      Each of the undersigned Registrants hereby undertakes:

           (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by section 10(a) (3) of the Securities Act of 1933;


               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;


               (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

      provided, however, that subparagraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in registration statements on Form S-3 or Form S-8 and the periodic reports filed by such Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

           (2) That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the Securities offered herein, and the offering of such Securities at that time shall be deemed to be the initial bona fide offering thereof.

           (3) To remove from registration by means of a post-effective amendment any of the Securities being registered which remain unsold at the termination of the offering.


           (4) If the securities registered pursuant to this Registration Statement are to be offered to existing security holders pursuant to warrants or rights and any securities not taken by security holders are to be reoffered to the public, then the undersigned registrant hereby undertakes to supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer, the transactions by the underwriters during the subscription period, the amount of unsubscribed securities to be purchased by the underwriters, and the terms of any subsequent reoffering thereof. If any public offering by the underwriters is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.


     Each of the undersigned Registrants hereby further undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of any Registrant's annual report pursuant to section 13 (a) or section 15 (d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the Securities offered herein, and the offering of such Securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of any Registrant pursuant to the provisions described under Item 15 of this registration statement, or otherwise (other than insurance), each Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by such Registrant of expenses incurred or paid by a director, officer or controlling person of such Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person, in connection with the Securities being registered, each Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in such Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, each Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Lancaster, Pennsylvania, on May 23, 1996.

                                       TANGER FACTORY OUTLET CENTERS, INC.

                                       By    /s/ STEVEN B. TANGER
                                             ------------------------------
                                             Steven B. Tanger
                                             President
                                             and Chief Operating Officer

                                       TANGER PROPERTIES
                                       LIMITED PARTNERSHIP By
                                       Tanger Factory Outlet
                                       Centers, Inc.

                                       By    /s/ STEVEN B. TANGER
                                             ------------------------------
                                             Steven B. Tanger
                                             President
                                             and Chief Operating Officer



     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

        Signature              Title                                  Date

/s/ STANLEY K. TANGER     Chairman of the Board of Directors      May 23, 1996
- ------------------------  and Chief Executive Officer
 Stanley K. Tanger        (Principal Executive Officer)


/s/ STEVEN B. TANGER      Director, President and Chief           May 23, 1996
- ------------------------  Operating Officer
  Steven B. Tanger


/s/ JACK AFRICK           Director                                May 23, 1996
- ------------------------
 Jack Africk


/s/ WILLIAM BENTON        Director                                May 23, 1996
- ------------------------
  William Benton

/s/ THOMAS E. ROBINSON    Director                                May 23, 1996
- ------------------------
  Thomas E. Robinson




/s/ FRANK C. MARCHISELLO, JR.  Vice President -- Chief Financial  May 23, 1996
- -----------------------------  Officer (Principal Accounting and
Frank C. Marchisello, Jr.      Finance Officer)







* By: /s/ STEVEN B. TANGER                                        May 23, 1996
      --------------------------------
      Steven B. Tanger
      Attorney-in-fact